================================================================================



                                 $30,000,000.00

                EQUIPMENT FACILITY AND REVOLVING CREDIT AGREEMENT


                                 By and Between


                                  SUMMIT BANK,

                                     as Bank


                                       and


                          VESTCOM INTERNATIONAL, INC.,


                                   as Borrower






                           Dated as of August 13, 1997




================================================================================

                                TABLE OF CONTENTS
                                                                        PAGE
                                                                        ----
BACKGROUND                                                                1

AGREEMENT                                                                 1

I.   THE CREDIT ACCOMMODATIONS                                            1

      1.01   Equipment Facility                                           1
      1.02   Equipment Facility Maximum Principal Amount                  2
      1.03   Borrowing Procedures Under Equipment
             Facility                                                     2
      1.04   Interest on Equipment Loans/Term Loan                        3
      1.05   Equipment Loans Principal Payment Terms                      3
      1.06   The Revolving Credit Facility                                4
      1.07   Revolving Credit Facility Maximum Principal
             Amount                                                       4
      1.08   Letter of Credit Sub-Facility                                5
      1.09   Interest on Revolving Credit Loans                           5
      1.10   Revolving Credit Principal Payment Terms                     6
      1.11   Borrowing Procedures Under the Revolving
             Credit Facility                                              6
      1.12   Revolving Credit Interest Conversion and
             Continuance Options                                          6
      1.13   Arrangement Fees                                             7
      1.14   Commitment Fee                                               7
      1.15   Computation                                                  8
      1.16   Payments Generally; Debiting of Account                      8

II.  DEFINITIONS                                                          8

      2.01   Defined Terms                                                8
      2.02   Principles of Construction                                  24

III. PREPAYMENT                                                          24

      3.01   Prepayment of Revolving Credit Loans                        24
      3.02   Prepayments of Equipment Loans                              24
      3.03   Termination                                                 25


IV.  YIELD MAINTENANCE PROVISIONS                                        25

      4.01   Inability to Determine Rate                                 25
      4.02   Illegality                                                  25
      4.03   Requirement of Law                                          25

                                TABLE OF CONTENTS
                                -----------------
                                                                        PAGE
                                                                        ----
      4.04   Capital Adequacy                                            26
      4.05   Funding Indemnity                                           27
      4.06   Match Funding                                               28

V.   CONDITIONS                                                          28

      5.01   Requirements for Initial Funding                            28
      5.02   Requirements for Any Advance or Conversion                  32
      5.03   Additional Requirements for Advances
             Under Equipment Facility                                    29

VI.  REPRESENTATIONS AND WARRANTIES                                      30

      6.01   Organization; Authority                                     30
      6.02   Subsidiaries                                                30
      6.03   Use of Proceeds; Margin Regulation                          31
      6.04   Financial Statements                                        31
      6.05   Suits                                                       32
      6.06   Burdensome Agreements                                       32
      6.07   Defaults                                                    32
      6.08   ERISA                                                       32
      6.09   Tax Returns and Taxes                                       33
      6.10   Compliance with Statutes, etc.                              33
      6.11   Not an Investment Company                                   33
      6.12   No Authorizations or Approvals                              33
      6.13   Intellectual Property, etc.                                 33
      6.14   Assets and Properties                                       34
      6.15   Labor Matters                                               34
      6.16   Insurance                                                   34
      6.17   True and Complete Disclosure                                34

VII. AFFIRMATIVE COVENANTS                                               35

      7.01   Financial Statements                                        35
      7.02   Compliance Certificate                                      36
      7.03   Notice of Certain Events                                    36
      7.04   Preservation of Property; Insurance                         36
      7.05   Taxes                                                       37
      7.06   Conduct of Business and Maintenance of Existence            37
      7.07   Operation of Business and Properties                        37
      7.08   Access to Properties, Books and Records                     37
      7.09   Environmental Liens                                         38
      7.10   Removal of Hazardous Substances                             38

                                TABLE OF CONTENTS
                                -----------------

                                                                        PAGE
                                                                        ----

       7.11  Further Assurances                                          38

VIII. NEGATIVE COVENANTS                                                 39

       8.01  Incur Indebtedness                                          39
       8.02  Negative Pledge                                             40
       8.03  Sale of Assets; Liquidation; Merger;
             Acquisitions                                                42
       8.04  Intentionally Omitted                                       43
       8.05  Sale-Leaseback Transactions                                 43
       8.06  Prepayment of Other Indebtedness                            44
       8.07  Investments                                                 44
       8.08  Create Subsidiaries                                         44
       8.09  Hazardous Substances                                        44
       8.10  Dividends, Etc                                              45
       8.11  Redemption of Common Stock                                  45
       8.12  Consolidated Stated Net Worth                               45
       8.13  Consolidated Tangible to Stated Net Worth                   45
       8.14  Consolidated Funded Debt to EBITDA Ratio                    46
       8.15  Consolidated Fixed Charges Ratio                            46
       8.16  Transactions with Affiliates                                46
       8.17  Use of Proceeds                                             46
       8.18  Change Fiscal Year                                          46

IX.   EVENTS OF DEFAULT                                                  47

       9.01  Payment Default                                             47
       9.02  Negative Covenant Breach                                    47
       9.03  Other Covenant Breaches                                     47
       9.04  Default Under Agreements for Borrowed Money                 47
       9.05  Default Under Other Material Contracts                      48
       9.06  Voluntary Bankruptcy                                        48
       9.07  Involuntary Bankruptcy                                      48
       9.08  Appointment of Receiver                                     49
       9.09  Insolvency                                                  49
       9.10  Reorganization                                              49
       9.11  Material Misstatement                                       49
       9.12  Entry of Judgment                                           49
       9.13  Change of Control                                           49

                                TABLE OF CONTENTS
                                -----------------

                                                                       PAGE
                                                                       -----
X.  REMEDIES                                                             50
     10.01   Acceleration of Obligations; Other Remedies                 50
     10.02   Right of Set-off                                            50
     10.03   Remedies Cumulative; No Waiver or Impairment                51

XI. MISCELLANEOUS                                                        51

     11.01   Notices                                                     51
     11.02   Costs and Expenses                                          52
     11.03   Payment Due on a Day Other Than a Business Day              52
     11.04   Governing Law                                               52
     11.05   Integration                                                 52
     11.06   Amendment; Waiver                                           53
     11.07   Successors and Assigns                                      53
     11.08   Sale, Assignment or Participations                          53
     11.09   Severability                                                54
     11.10   Consent to Jurisdiction and Service of Process              54
     11.11   Indemnification                                             54
     11.12   Inconsistencies                                             56
     11.13   Headings                                                    56
     11.14   Schedules                                                   56
     11.15   Confidentiality                                             56
     11.16   Judicial Proceeding; Waivers                                56
     11.17   Counterparts                                                57

EXHIBIT A    FORM OF EQUIPMENT LOAN NOTE
EXHIBIT B    FORM OF NOTICE OF BORROWING UNDER EQUIPMENT FACILITY
EXHIBIT C    FORM OF REVOLVING CREDIT NOTE
EXHIBIT D    FORM OF NOTICE OF BORROWING UNDER REVOLVING CREDIT
EXHIBIT E    FORM OF CLOSING DOCUMENT INDEX
EXHIBIT F    FORM OF COMPLIANCE CERTIFICATE
EXHIBIT G    FORM OF SECURITY AGREEMENT
EXHIBIT H    FORM OF LANDLORD CONSENT AND WAIVER
ANNEX I      BORROWER DISCLOSURES

                EQUIPMENT FACILITY AND REVOLVING CREDIT AGREEMENT


         This EQUIPMENT FACILITY AND REVOLVING CREDIT AGREEMENT (together with all exhibits hereto and any amendments and modifications hereto in effect from time to time, this "Agreement") is made as of this 13th day of August, 1997, by and between SUMMIT BANK (the "Bank") a banking corporation organized under the laws of the State of New Jersey, and VESTCOM INTERNATIONAL, INC., a New Jersey corporation (the "Borrower"). All other capitalized terms used herein shall have the meanings assigned to such terms in Article II hereof.

                                   BACKGROUND
                                   ----------

         WHEREAS, the Borrower has requested that the Bank make available an equipment purchase facility in the principal amount of up to $5,000,000 for the purpose of financing the acquisition from time to time of certain equipment to be used or useful in the ordinary course of the integrated and related business of the Borrower and its Subsidiaries as presently conducted (the "Financed Equipment");

         WHEREAS, the Borrower has further requested that the Bank make available a committed revolving credit facility pursuant to which the Borrower may request advances from time to time in an aggregate principal amount of up to $25,000,000 outstanding at any time for the purposes herein specified; and

         WHEREAS, the Bank is willing to make available to the Borrower such equipment purchase facility and committed revolving credit facility upon the terms and conditions herein stated;

                                    AGREEMENT
                                    ---------

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Bank and the Borrower agree as follows:

                          I. THE CREDIT ACCOMMODATIONS.
                             --------------------------

         1.01 Equipment Facility. Subject to the terms and conditions herein set forth, during the Equipment Facility Commitment Period, the Bank agrees to make available to the Borrower an equipment finance facility (the "Equipment Facility"), under which the Bank shall make advances (each an "Equipment Loan" and collectively the "Equipment Loans") to the Borrower from time to time to finance the acquisition of the Financed Equipment.

                  Amounts borrowed under the Equipment Facility and repaid may not be reborrowed. The amounts outstanding under each Equipment Loan shall be evidenced by separate promissory notes, substantially in the form of Exhibit A hereto (together with any attachments thereto and amendments or modifications thereof in effect from time to time, an "Equipment Loan Note" and collectively the "Equipment Loan Notes"). The Equipment Loans shall be Fixed Rate Loans.

         1.02 Equipment Facility Maximum Principal Amount. The maximum aggregate principal amount of Equipment Loans outstanding at any time shall not exceed FIVE MILLION 00/100 DOLLARS ($5,000,000.00), such amount being hereinafter referred to as the "Maximum Equipment Facility Principal Amount". If the aggregate principal amount of Equipment Loans outstanding at any time under the Equipment Facility exceeds the Maximum Equipment Facility Principal Amount, then the Borrower shall immediately repay to the Bank the amount of such excess.

         1.03 Borrowing Procedures Under Equipment Facility. If the Borrower desire to borrow under the Equipment Facility, the Borrower shall give the Bank a notice of the amount and date of such borrowing by no later than 3 Business Days prior to the proposed funding of the relevant Equipment Loan. Such notice shall be in the form of the "Notice of Borrowing Under Equipment Facility" attached hereto as Exhibit B and shall be accompanied by (i) true and complete description of the Financed Equipment to be acquired with the proceeds of the proposed Equipment Loan, the location (or proposed location) of such equipment, the identity of the record owner of such location and if title to such equipment is to be held by a Subsidiary of the Borrower, the identity of such Subsidiary, and (ii) a true and correct copy of the vendor's invoice or bill of sale, as the case may be, rendered in connection with the purchase of such equipment, which shall be accompanied by the payment instructions of such vendor to permit the Bank to fund the proceeds of the relevant Equipment Loan directly to such vendor. Upon receipt of any such notice, the Bank may, in its sole discretion, request any documents or instruments (including, without limitation, additional financing statements, certificate or documents of title and/or additional security agreements substantially in the form of Exhibit G attached hereto that are necessary or advisable in order to assure the Bank's first priority security interest in the relevant Financed Equipment and in connection with such request, the Bank may refuse or postpone the funding of the relevant Equipment Loan until such time as the relevant Borrower has complied therewith. Said Notice of Borrowing Under Equipment Facility shall also specify the desired term of the relevant Equipment Loan, which shall be either 24, 36 or 48 months in duration (each such proposed term, an "Equipment Loan Term"). Promptly upon receipt of said notice, the Bank shall give the Borrower notice of the Fixed Rate to be applicable to the proposed Equipment Loan base upon the desired Equipment Loan Term. The principal amount of any Equipment Loan requested hereunder shall not exceed one hundred percent (100%) of the purchase price of the relevant Financed Equipment as stated on the invoice or bill of sale accompanying the relevant notice of borrowing, but in no event shall any Equipment Loan be in a principal amount of less than $100,000. Notwithstanding anything in this Section 1.03 to the contrary, the obligation of the Bank to fund any Equipment Loan is subject to the satisfaction of the conditions set forth in Section 5.03 hereof. The Borrower shall pay to, or reimburse, the Bank on demand the costs incurred in connection with the preparation, filing or recordation of any document or instrument requested pursuant to this Section 1.03 as well as the reasonable costs and expense of Bank's counsel in connection with legal services rendered to assure the Bank's first priority security interest in the relevant Financed Equipment. The aforementioned payment or reimbursement obligation, as the case may be, shall survive the funding of any particular Equipment Loan.

         1.04 Interest on Equipment Loans/Term Loan. Interest on each Equipment Loans shall accrue at the Fixed Rate applicable thereto and be payable monthly, in arrears, on each Payment Date during which such Loan is outstanding, and upon payment in full of the aggregate outstanding balance thereof.

         1.05 Equipment Loans Principal Payment Terms. The outstanding principal balance of each Equipment Loan shall be repaid in consecutive monthly installments and payable on each Payment Date applicable thereto. The amount of each such principal installment will be equal to the amount necessary to amortize the original principal amount of such Equipment Loan (on a straight-line basis) over the Equipment Loan Term applicable thereto. In any event, the final installment of principal applicable thereto shall be due and payable on the applicable Equipment Loan Maturity Date and shall be in an amount equal to the then remaining unpaid principal balance thereof, together with any accrued and unpaid interest thereon.

         1.06 The Revolving Credit Facility. Subject to the terms and conditions hereof, the Bank agrees to make available to the Borrower, a revolving credit facility (the "Revolving Credit Facility") under which the Bank shall make advances to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount outstanding at any one time of up to TWENTY-FIVE MILLION 00/100 DOLLARS ($25,000,000.00) (each a "Revolving Credit Loan" and collectively the "Revolving Credit Loans"). During the Revolving Credit Commitment Period, the Borrower may borrow, repay and reborrow as provided herein. Revolving Credit Loans may be made as Alternate Base Rate Loans or LIBOR Loans, as requested by the Borrower pursuant to Section 1.12 hereof. The Revolving Credit Loans shall be evidenced by a single promissory note, substantially in the form of Exhibit C hereto (together with any attachments thereto and/or amendments or modifications thereof in effect from time to time, the "Revolving Credit Note"). The Revolving Credit Commitment Period may be extended for an additional period not to exceed 3 years in the sole and absolute discretion of the Bank. The Borrower shall be notified of the Bank's decision to so extend the Revolving Credit Commitment Period by a date occurring no later than 14 months prior to the Revolving Credit Expiration Date then in effect. For the avoidance of doubt, it is hereby acknowledged that the Bank's agreement to so extend the Revolving Credit Commitment Period may be subject to the acceptance by the Borrower of such additional terms and conditions, or the modification of the existing terms and conditions, of the Revolving Credit Facility as the Bank may impose in its sole and absolute discretion.

         1.07 Revolving Credit Facility Maximum Principal Amount. The maximum aggregate principal amount of the Revolving Credit Loans outstanding at any time, when added to the Letter of Credit Outstanding at such time shall not exceed TWENTY FIVE MILLION 00/100 DOLLARS ($25,000,000.00) such amount being hereinafter referred to as the "Maximum Revolving Credit Principal Amount". If the aggregate outstanding principal amount of the Revolving Credit Loans plus the Letters of Credit Outstanding at any time exceed the Maximum Revolving Credit Principal Amount, the Borrower shall immediately repay to the Bank the amount of such excess.

         1.08 Letter of Credit Sub-Facility. Within the limitations of the Revolving Credit Facility herein set forth, the Borrower may from time to time request that the Bank issue irrevocable standby or commercial letters of credit for the account of the Borrower and in support of any obligation deemed acceptable by the Bank in its sole discretion (any such letter of credit so issued, a "Letter of Credit" and collectively the "Letters of Credit"). Notwithstanding the foregoing (i) no Letter of Credit shall be issued by the Bank in a Stated Amount which
                  (x) when added to the Letters of Credit Outstandings at such time, would exceed $2,000,000.00 or (y) when added to the sum of the aggregate outstanding principal amount of the Revolving Credit Loans plus the Letter of Credit Outstandings, at such time, would exceed the Maximum Revolving Credit Principal Amount. Each Letter of Credit issued in accordance herewith shall have an expiration date occurring no later than 1 year from the date of issuance and in any event no later than (i) 6 months, in the case of commercial letter of credit, or (ii) 1 year, in the case of irrevocable automatically renewable letter of credit, after the Revolving Credit Expiration Date. Each Letter of Credit shall be denominated in U.S. dollars. When a Borrower desires that a Letter of Credit be issued for its account, it shall give the Bank at least 3 Business Days' written notice (or such lesser number of days as may be agreed to by the Bank). Each such request shall be accompanied by a completed and executed "Letter of Credit Application/ Agreement" (or an amendment to any then effective application) in the form furnished by the Bank to the Borrower from time to time. The terms of each such application/agreement are incorporated herein to the extent not consistent herewith. In connection with the issuance of any Letters of Credit in accordance herewith, the Borrower shall pay all letters of credit fees and other expenses that are customarily charged by the Bank in connection therewith.

         1.09 Interest on Revolving Credit Loans. Interest on each Revolving Credit Loan that is an Alternate Base Rate Loan shall accrue at the Alternate Base Rate plus the Applicable Margin, if any, and shall be payable monthly, in arrears, on each Payment Date during which such Loan is outstanding, and upon payment in full of the outstanding balance of such Loan. Interest on each Revolving Credit Loan that is a LIBOR Loan shall accrue at LIBOR plus the Applicable Margin and shall be payable, in arrears, on each Payment Date during which such Loan is outstanding, and upon payment in full of the outstanding balance of such Loan.

         1.10 Revolving Credit Principal Payment Terms. The aggregate outstanding principal balance of the Revolving Credit Loans, together with all accrued and unpaid interest thereon, shall be due and payable on the Revolving Expiration Date.

         1.11 Borrowing Procedures Under the Revolving Credit Facility. If the Borrower desires to borrow under the Revolving Credit Facility, the Borrower shall give the Bank irrevocable written notice of the amount and date of such borrowing no later than 1 Business Day prior to the date of such proposed borrowing in the case of Alternate Base Rate Loans and 2 Business Days prior to the date of such proposed borrowing in the case of LIBOR Loans. Such notice shall be in the form of a "Notice of Borrowing Under Revolving Credit" attached hereto as Exhibit
                  D. Each borrowing under the Revolving Credit Facility shall be in an amount equal to $100,000 or any whole multiple thereof. The Borrower shall not be permitted to request a Revolving Credit Loan in the form of a LIBOR Loan, if the making of such Loan would cause the aggregate number of LIBOR Loans outstanding under the Revolving Credit Facility to exceed 10 at such time.

         1.12     Revolving Credit Interest Conversion and Continuance Options.

                  (a) Subject to the limitation of the last sentence of Section
                  1.11 hereof, during the Revolving Credit Commitment Period, the Borrower may elect to convert any Revolving Credit Loan to a Loan maintained at the other rate of interest available for Revolving Credit Loans hereunder by giving the Bank irrevocable notice (which may be telephone notice promptly confirmed in writing) of such election at least 2 Business Days prior to the conversion to a LIBOR Loan and at least 1 Business Day prior to the conversion to a Alternate Base Rate Loan. Said notice shall specify, in the case of a conversion to a LIBOR Loan, the desired Interest Period with respect thereto, which shall be either 1, 2, 3 or 6 months in duration as selected by the Borrower. Conversions of LIBOR Loans to Alternate Base Rate Loans shall be made only on the last day of the Interest Period applicable thereto. Conversions of Alternate Base Rate Loans to LIBOR Loans shall only be made on a Business Day.

                  (b) During the Revolving Credit Commitment Period, the Borrower may elect to continue any Revolving Credit Loan that is a LIBOR Loan as such type of Loan upon the expiration of the then current Interest Period with respect thereto by giving the Bank an irrevocable notice (which may be telephone notice promptly confirmed in writing) of such election at least 2 Business Days prior to the expiration of the then current Interest Period with respect thereto. Such notice shall also specify the desired Interest Period for the Loan so continued, which may be 1, 2, 3 or 6 months in duration as selected by the Borrower.

                  (c) If the Borrower fails to notify the Bank of the conversion or continuance of any LIBOR Loan within the time specified in this Section 1.13, then any such Loan shall automatically convert to an Alternate Base Rate Loan on the last day of the then expiring applicable Interest Period.

         1.13 Arrangement Fees. The Borrower shall pay, or have paid, to the Bank on or before the Closing Date a one time arrangement fee in an amount equal to $75,000. The Borrower acknowledges that such fee is a liquidated sum and, together with the amounts payable pursuant to Section 11.02 hereof, constitute reasonable compensation to the Bank for its expenses and services in connection with the arrangement of the facilities provided hereunder and the negotiation and preparation of this Agreement and the other Credit Documents.

         1.14 Commitment Fee. The Borrower shall pay to the Bank, quarterly in arrears, a commitment fee for the period beginning from and including the date that is 6 months from the Closing Date (the "Commitment Fee Commencement Date") until the Revolving Credit Expiration Date, computed for each quarter occurring in said period at a per annum rate equal to the Applicable Commitment Fee multiplied by the average daily amount of the Availability for such quarter. Such commitment fee shall be payable commencing on May 1, 1998 and continuing quarterly on the first Business Day of February, May, August, and November occurring thereafter and on the Revolving Credit Expiration Date. Any such payment shall be in respect of the immediately preceding full fiscal quarter then last ended, except for the initial payment which shall be respect of the period commencing on the Commitment Fee Commencement Date through the last day of the fiscal quarter then last ended.

         1.15 Computation. Interest and any fees or compensation based upon a per annum rate shall be calculated on the basis of a 360 day year for the actual number of days elapsed.

         1.16 Payments Generally; Debiting of Account. All payments made hereunder shall be paid in accordance with the payment terms set forth in the Notes. Without limiting the generality of the foregoing, the Borrower agrees to maintain a demand deposit account at the Bank (the "Account") continuously until the Obligations due hereunder are paid in full. The Bank may, and the Borrower authorizes the Bank to, debit the Account for the amount of any payment as and when such payment becomes due hereunder. At any time during the continuance of an Event of Default, the Bank may, and the Borrower authorizes the Bank to debit any other account and/or certificate of deposit maintained by the Borrower with the Bank for the amount of any payment, as and when such payment becomes due hereunder, whether such payment is for accrued interest, principal or expense, even if debiting such account results in a loss or reduction of interest to the Borrower or the imposition of a penalty applicable to the early withdrawal of time deposits. Such authorization shall not affect the Borrower's obligation to pay when due all amounts payable hereunder, whether or not there are sufficient funds in any accounts of the Borrower. The Borrower agrees to fund the Account from time to time in amounts sufficient to make any regularly scheduled payments of principal and interest hereunder as and when such payments become due. The foregoing rights of the Bank to debit the Borrower's accounts shall be in addition to, and not in limitation of, any rights of set-off which the Bank may have hereunder or under any Credit Document.

                                II. DEFINITIONS.
                                    ------------

         2.01 Defined Terms. The following terms used throughout this Agreement shall have the meanings assigned below:

                  Affiliate. The term "Affiliate" means, as applied to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, that Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote twenty-five percent (25%) or more of the securities or other ownership interests having voting power for the election of directors (or other persons performing similar functions) of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

                  Alternate Base Rate. The term "Alternate Base Rate" means the higher of the Announced Base Rate or the Federal Funds Rate.

                  Alternate Base Rate Loan. The term "Alternate Base Rate Loan" means any Loan at all times during which such Loan bears interest based upon the Alternate Base Rate.

                  Announced Base Rate. The term "Announced Base Rate" means the per annum rate of interest established by the Bank as its reference rate in making loans, and does not reflect the rate of interest charged to any particular borrower or class of borrowers. The Borrower acknowledges that the Announced Base Rate is not tied to any external rate of interest and that the rate of interest charged hereunder (if any) which is based on the Announced Base Rate shall change automatically and immediately as of the date of any change in the Announced Base Rate, without notice to the Borrower.

                  Applicable Commitment Fee. The term "Applicable Commitment Fee" means from and after the first day of any Applicable Margin Adjustment Period to and including the last day of such Applicable Margin Adjustment Period, the Applicable Commitment Fee determined by reference to the table appearing in the definition of "Applicable Margin".

                  Applicable Margin. The term "Applicable Margin" means initially the percentage corresponding to the Consolidated Funded Debt to EBITDA Ratio of the Borrower set forth on the table set forth below based on the quarterly financial statements for the fiscal period ending as of June 30, 1997, provided, however, that from and after the first day of any Applicable Margin Adjustment Period to and including the last day of such Applicable Margin Adjustment Period, the Applicable Margin shall be determined by reference to percentages corresponding to the Consolidated Funded Debt to EBITDA Ratio of the Borrower for the Test Period last ended, in accordance with the following table:


                                                                                             Applicable
                                                                   Applicable                Margin for
If Such Ratio                                                      Margin for LIBOR          Alternate Base
Is:                             Commitment Fee                     Loans                     Rate Loans
--------------                  --------------                     ----------------          ---------------
Less than 1.15                  25 basis points                    100 basis points
to 1.00                         (.25%)                             (1.00%)                        -0-

Greater than or                 25 basis points                    125 basis points               -0-
equal to 1.15 to                (.25%)                             (1.25%)
1.00, but less
than 1.5 to 1.00
1.00

Greater than or                 30 basis points                    150 basis points          25 basis points
equal to 1.50 to                (.30%)                             (1.50%)                   (.25%)
1.00, but less
than 2.00 to
1.00

Greater than or                 37.5 basis points                  175 basis points          50 basis points
equal to 2.0 to                 (.375%)                            (1.75%)                   (.50%)
1.00, but less
than 2.5 to 1.00

Greater than or                 50 basis points                    225 basis points          100 basis points
equal to 2.5 to                 (.50)%                             (2.25%)                   (1.00%)
1.00


                  Notwithstanding the foregoing, at all times during which there exists an Event of Default, the Applicable Margin (A) with respect to Alternate Base Rate Loans, shall be 100 basis points (1.00%) and (B) with respect to LIBOR Loans, shall be 225 basis points (2.25%), and said margin shall be in addition to any margin added to the applicable rate of interest to calculate the "Default Rate" pursuant to the relevant Note.

                  Applicable Margin Adjustment Period means (A) with respect to the determination of the Applicable Commitment Fee, initially the period commencing 6 months from the Closing Date and ending on the last day of the then current fiscal quarter and thereafter each fiscal quarter occurring thereafter and (B) with respect to the determination of the Applicable Margin, initially the period commencing October 1, 1997 and ending December 31, 1997 and thereafter each fiscal quarter occurring thereafter.

                  Approved Subordinated Indebtedness. The term "Approved Subordinated Indebtedness" means any Indebtedness of the Borrower that (i) is subordinated to the Obligations on terms and conditions approved in writing by the Bank and (ii) does not constitute Guaranteed Indebtedness of the Borrower or any of its Subsidiaries or Affiliates.

                  Availability. The Term "Availability" means, as of any relevant date, the amount by which the Maximum Revolving Credit Amount exceeds the amount of the aggregate outstanding principal amount of the Revolving Credit Loan.

                  Business Day. The term "Business Day" means any day other than a Saturday, Sunday, or a day on which commercial banks are authorized or obligated by law or executive order to be closed in the State of New Jersey.

                  Capital Expenditures. The term "Capital Expenditure" means, with respect to any Person, without duplication and for any period, the aggregate value attributed in accordance with GAAP, to acquisitions during such period by such Person of any asset, tangible or intangible, or replacements or substitutions therefor or additions thereto which such Person treated as a non-current asset on such Person's financial statement, including, without limitation, (x) the acquisition or construction of assets having a useful life of more than 1 year and (y) assets acquired during such period in connection with Capitalized Leases.

                  Capitalized Lease. The term "Capitalized Lease" means any lease with respect to which the obligation to pay rent or other amounts constitutes Capitalized Lease Obligations.

                  Capitalized Lease Obligations. The term "Capitalized Lease Obligations" means obligations to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as capital leases on a balance sheet in accordance with GAAP.

                  Closing Date. The term "Closing Date" means the date on which the conditions set forth in Section 5.01 hereof have been fulfilled to the satisfaction of the Bank.

                  Confidential Information. The term "Confidential Information" means information furnished to the Bank on a confidential basis by or on behalf of the Borrower and designated as such, but does not include any such information that is or becomes generally available to the public (other than through any breach of any confidentiality undertaking hereunder or in connection therewith) or that legally is or becomes available to the Bank from a source other than the Borrower.

                  Consolidated. The term "Consolidated" means an accounting presentation which includes the consolidated Subsidiaries of the Borrower prepared in accordance with GAAP, consistently applied.

                  Consolidated EBITDA. The term "Consolidated EBITDA" means the Borrower's earnings (excluding any extraordinary or nonrecurring items) before interest expense, taxes, depreciation and amortization, determined for the relevant Test Period on a Consolidated basis in accordance with GAAP, consistently applied.

                  Consolidated Fixed Charges Ratio. The term "Consolidated Fixed Charges Ratio" means the ratio of (i) the Borrower's Consolidated EBITDA less unfinanced Capital Expenditures to
                  (ii) the Current Maturities of the Borrower's Funded Debt plus all cash and non-cash interest (including, without limitation, capitalized interest) payable during the relevant Test Period on or in connection with any Indebtedness of the Borrower of any type, in each case determined for the relevant Test Period on a Consolidated basis in accordance with GAAP, consistently applied.

                  Consolidated Funded Debt to EBITDA Ratio. The term "Consolidated Funded Debt to EBITDA Ratio" means the ratio of
                  (A) the Borrower's Funded Debt to (B) the Borrower's Consolidated EBITDA, in each case determined for the relevant Test Period on a Consolidated basis in accordance with GAAP, consistently applied.

                  Consolidated Stated Net Worth. The term "Consolidated Stated Net Worth" means, at any time:

                           (a) the total assets of the Borrower which would be shown as assets on a Consolidated balance sheet of the Borrower, prepared in accordance with GAAP, consistently applied,

                           minus

                           (b) the total liabilities of the Borrower which would be shown as liabilities on a Consolidated balance sheet of the Borrower, prepared in accordance with GAAP, consistently applied.

                  Consolidated Tangible Net Worth. The term "Consolidated Tangible Net Worth" mean, at any time:

                           (a) the total assets of the Borrower which would be shown as assets on a Consolidated balance sheet of the Borrower and its Subsidiaries, prepared in accordance with GAAP, consistently applied, after subtracting therefrom the aggregate amount of any capitalized research and development costs; capitalized interest; debt discount and expense; goodwill; patents; trademarks; copyrights; franchises; licenses; amounts owing from officers; directors, or other Affiliates of the Borrower; and any investments in any Affiliate of any of the foregoing; and such other assets as are properly classified as "intangible assets" determined in accordance with GAAP, consistently applied, minus

                           (b) the total liabilities of the Borrower which would be shown as liabilities on a Consolidated balance sheet of the Borrower, prepared in accordance with GAAP, consistently applied.

                  Credit Documents. The term "Credit Documents" means this Agreement, each Equipment Loan Note, the Revolving Credit Note, the Security Agreements, the Guaranties, any Letters of Credits and any letter of credit agreement/application executed in connection with the issuance thereof, each of the other documents, referenced in the Closing Checklist attached hereto as Exhibit E, each of the "Credit Documents" referenced therein, and all other all credit accommodations, notes, loan agreements, guaranties, security agreements, mortgages, instruments, pledge agreements, assignments, acceptance agreements, commitments, facilities, letters of credit, reimbursement agreements and any other agreements and documents, of the Borrower, any Guarantor, with or in favor of, the Bank, in each case now or hereafter existing, creating, evidencing, guarantying, securing or relating to any or all of the Obligations, together with in each case all amendments, modifications, renewals, or extensions thereof.

                  Current Maturities. The term "Current Maturities" means with respect to any item of Indebtedness, the portion of such Indebtedness which by the terms of such

                  Indebtedness or the terms of any instrument or agreement related thereto was due and payable during the relevant Test Period, whether such payment is required by a demand which may be made during such Test Period, regularly scheduled principal payments, mandatory prepayment, sinking fund requirements or final payment at maturity.

                  Environmental Laws. The term "Environmental Laws" means all applicable laws, regulations and other requirements of Governmental Authorities relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground weather, or land, or otherwise relating to the disposal, transport, or handling of pollutants, contaminants, or hazardous or toxic material or wastes.

                  Equipment Facility. The term "Equipment Facility" shall have the meaning assigned to such term in Section 1.01 hereof.

                  Equipment Facility Commitment Period. The term "Equipment Facility Commitment Period" means the period commencing on the Closing Date and ending on the Equipment Facility Expiration Date.

                  Equipment Facility Expiration Date. The term "Equipment Facility Expiration Date" means the date that is the earlier to occur of (i) the third anniversary of the Closing Date,
                  (ii) the date on which the Maximum Equipment Facility Amount has been funded by the Bank, or (iii) the date on which this Agreement is terminated pursuant to Section 3.03 hereof.

                  Equipment Loan and Equipment Loans. The terms "Equipment Loan" and "Equipment Loans" shall have the meanings assigned to such terms in Section 1.01 hereof.

                  Equipment Loan Maturity Date. The term "Equipment Loan Maturity Date" means, with respect to any particular Equipment Loan, the date on which the Equipment Loan Term applicable thereto shall have expired.

                  Equipment Loan Note and Equipment Loan Notes. The terms "Equipment Loan Note" and "Equipment Loan Notes" shall have the meaning assigned to such terms in Section 1.01 hereof.

                  Equipment Loan Term. The term "Equipment Loan Term" shall have the meaning assigned to such term in Section 1.03 hereof.

                  Event of Default. The term "Event of Default" shall have the meaning assigned to such term in Article IX hereof.

                  Facilities Management Arrangements. The term "Facilities Management Arrangements" means any written contractual undertaking of the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries is to perform services substantially similar to the services rendered by the Borrower or any of its Subsidiary in the ordinary course of their respective businesses at a facility that is owned or otherwise operated by a Person other than the Borrower or any of its Subsidiaries and in connection with the rendition of such services, the Borrower or any of its Subsidiaries, as the case may be, acquires title to, or assumes Indebtedness secured by a Lien upon, the equipment and machinery located at such facility.

                  Federal Funds Rate. The term "Federal Funds Rate" means, for any period, a fluctuating interest rate equal for each day during such period to 50 basis points (.50%) above the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published by the Federal Reserve Bank of New York on the Business Day next preceding such day for amounts in immediately available funds comparable to the principal amount of the relevant indebtedness or, if such rate is not so published for any day for which the next preceding day is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three (3) Federal Funds brokers of recognized standing selected by the Bank.

                  Financed Equipment. The term "Financed Equipment" shall have the meaning assigned to such term in the first recital clause of this Agreement.

                  Fixed Rate. The term "Fixed Rate" means, for each Equipment Loan, the per annum rate of interest equal to 200 basis points (2.00%) above the average asked yield for "Govt. Bonds & Notes", as set forth in the column designated "Treasury Bonds, Notes & Bills" in The Wall Street Journal most recently published as of the date that is 2 Business Days prior to the proposed date of funding of the relevant Equipment Loan, having a maturity date that falls in the same month applicable Equipment Loan Maturity Date, provided that if no such yield is published for the relevant month, yields for the published month next succeeding and the published month next preceding such month shall be used to determine the Fixed Rate by interpolating such yields on a straight-line basis. If The Wall Street Journal at the time determination of the Fixed Rate is no longer publishing the yields described above, then the Bank shall determine such yield based on any other nationally recognized source for such published yields as it may select in its reasonable discretion.

                  Fixed Rate Loan. The term "Fixed Rate Loan" means each Equipment Loan at all time during which such Loan bears interest based upon the Fixed Rate.

                  Funded Debt. The term "Funded Debt" means, with respect to any Person, without duplication, (i) indebtedness of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments,
                  (iii) obligations of such Person to pay the deferred purchase price of property or services (other than accounts payable to trade creditors and current operating liabilities incurred in the ordinary course of business), and (iv) Capitalized Lease Obligations of such Person, as lessee.

                  GAAP. The term "GAAP" means generally accepted accounting principles in effect from time to time in the United States.

                  Governmental Authority. The term "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  Guaranteed Indebtedness. The term "Guaranteed Indebtedness" means, as to any Person, all Indebtedness of the type referred to in clauses (i) through (ix) of the definition of Indebtedness in this Agreement guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether or not such property is received or such services are rendered), or
                  (iv) otherwise to assure a creditor against loss. For the avoidance of doubt, it is acknowledged that if the Borrower or any Guarantor is permitted to incur any Indebtedness hereunder, it is also permitted to guaranty such Indebtedness if incurred by the Borrower or any other Guarantor.

                  Guarantors. The term "Guarantors" means collectively, Computer Output Systems, Inc., a Connecticut corporation, Comvestrix Corp., a Delaware corporation, Electronic Imaging Services, Inc., a Delaware corporation, Image Printing Systems, Inc., a Wisconsin corporation, Direct Mail Services, Inc., a New Jersey corporation, Quality Control Printing, Inc., a New Jersey corporation, First Class Presort, Inc., a New Jersey corporation, Mystic Graphic Systems, Inc., a Massachusetts corporation, 504087 N.B. Inc., a New Brunswick (Canada) corporation, Lirpaco, Inc., a Canadian corporation, Cos Information Inc., a Canadian corporation, and any Subsidiary of the Borrower that becomes a guarantor of the Obligations in accordance with Section 8.08 hereof.

                  Guaranties. The term "Guaranties" means collectively Guaranty and Suretyship Agreements executed by the Guarantors in favor of the Bank on even date herewith and any other guaranty and suretyship agreement executed and delivered by any other Subsidiary of the Borrower pursuant to Section 8.08 hereof.

                  Indebtedness. The term "Indebtedness" means, as to any Person
                  (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services (other than accounts payable to trade creditors and current operating liabilities incurred in the ordinary course of business), (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property),
                  (v) all Capitalized Lease Obligations of such Person, as lessee, (vi) all obligations, contingent or otherwise, of such Person under acceptances, letters of credit or similar facilities, (vii) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (viii) all obligations of such Person in respect of interest rate swap agreements (as defined in 11 U.S.C. ss.101), currency swap agreements and other similar agreements designed to hedge against fluctuations in interest rates or foreign exchange rates, (ix) all obligations of production payments from property operated by or on behalf of such Person and other similar arrangements with respect to natural resources, (x) all Guaranteed Indebtedness of such Person, and
                  (xi) all Indebtedness of the type referred to in clauses (i) through (x) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

                  Interest Period. The term "Interest Period" means, with respect to any LIBOR Loan:

                  (a) initially, the period commencing on, as the case may be, the date of borrowing or conversion with respect to such LIBOR Loan and ending 1, 2, 3 or 6 months thereafter as selected by the relevant Borrower in its notice of borrowing as provided in Section 1.11 hereof or its notice of conversion as provided in Section 1.12(a) hereof; and

                  (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending 1, 2, 3 or 6 months thereafter as selected by the relevant Borrower in its notice of continuance as provided in
                  Section 1.12(b) hereof;

                  provided that the foregoing provisions relating to Interest Periods are subject to the following:

                           (i) if any Interest Period pertaining to a LIBOR Loan would otherwise end on a day which is not a

                           Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which even such Interest Period shall end on the immediately preceding Business Day;

                           (ii) any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

                           (iii) no Borrower shall select any Interest Period that would extend such Interest Period beyond the Revolving Credit Expiration Date.

                  Investments. The term "Investment" shall have the meaning assigned to such term in Section 8.07 hereof.

                  Letter of Credit and Letters of Credit. The terms "Letter of Credit" and "Letters of Credit" shall have the meanings assigned to such terms in Section 1.08 hereof.

                  Letter of Credit Outstanding. The term "Letter of Credit Outstanding" means, at any time, the sum of, without duplication (i) the aggregate Stated Amount of all outstanding Letters of Credit; (ii) the aggregate amount of all unreimbursed drawing thereunder; and (iii) the Stated Amount of all Letters of Credit requested in accordance with Section
                  1.08 hereof but not yet issued.

                  LIBOR. The term "LIBOR" means, with respect to each day during each Interest Period, the rate (rounded to the next higher 1/100 of 1%) for U.S. dollar deposits with a maturity equal to the relevant Interest Period in the London interbank market as determined by the Bank from a recognized source for quotations of the London interbank offered rate, on the second London business day before the relevant Interest Period begins, adjusted for reserves by dividing that rate by 1.00 minus the LIBOR Reserve.

                  LIBOR Loan. The term "LIBOR Loan" means any Revolving Credit Loan at all times during which such Loan bears interest based upon LIBOR.

                  LIBOR Reserve. The term "LIBOR Reserve" means the maximum percentage reserve requirement (rounded to the next higher 1/100 of 1% and expressed as a decimal) in effect for any day during the relevant Interest Period under the Federal Reserve Board's Regulation D for Eurocurrency liabilities as defined therein.

                  Lien. The term "Lien" means any mortgage, pledge, security interest, encumbrance, lien or other form of charge or preferential arrangement of any kind (including, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention or any lease in the nature thereof).

                  Loan. The term "Loan" means a Revolving Credit Loan or an Equipment Loan, as the context shall require, and the term "Loans" means, collectively, the Revolving Credit Loans and the Equipment Loans.

                  Material Adverse Effect. The term "Material Adverse Effect" means a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under this Agreement, the Notes or any of the other Credit Documents, or
                  (c) the validity or enforceability of this Agreement, the Notes or any of the other Credit Documents, or the rights or remedies of the Bank hereunder or thereunder.

                  Maximum Equipment Facility Principal Amount. The term "Maximum Equipment Facility Principal Amount", shall have the meaning assigned to such term in Section 1.02 hereof.

                  Maximum Revolving Credit Principal Amount. The term "Maximum Revolving Credit Principal Amount" shall have the meaning assigned to such term in Section 1.08 hereof.

                  Note. The term "Note" means an Equipment Loan Note or the Revolving Credit Note, as the context shall require, and the term "Notes" means, collectively, the Equipment Loan Notes and the Revolving Credit Note.

                  Obligations. The term "Obligations" means any and all obligations and indebtedness of every kind and description of the Borrower owing to the Bank, whether under the Credit Documents or other loan documents or agreements, and whether such debts or obligations are primary or secondary, direct or indirect, absolute or contingent, sole, joint or several, secured or unsecured, due or to become due, contractual or tortious, arising by operation of law or otherwise, or now or hereafter existing, including, without limitation, principal interest, fees, late fees, expenses, and/or attorneys' fees and costs (to the extent reimbursable to the Bank by the Borrower pursuant to Section 11.02), that have been or may hereafter be contracted or incurred.

                  OEM Equipment Finance Transactions. The term "OEM Equipment Finance Transactions" means equipment lease or purchase money financing with respect to equipment or machinery leased or acquired by the Borrower or any of its Subsidiaries pursuant to which the Indebtedness incurred in connection therewith is held by the original manufacturer of such equipment or machinery, or an Affiliate of said original manufacturer that, in the ordinary course of its business, provides such financing to purchasers of such equipment or machinery.

                  Payment Date. The term "Payment Date" means (i) in the case of a LIBOR Loan, the last day of each Interest Period applicable thereto; provided, however that, if the Interest Period applicable to any such LIBOR Loan is in excess of 3 months, then the Payment Date with respect to such Loan shall also include the date that is 3 months after the initial funding thereof, (ii) in the case of a Alternate Base Rate Loan, the first day of each month occurring after the Closing Date, and
                  (iii) in the case of an Equipment Loan, the date that corresponds numerically in the next calendar month following the funding of such Loan to the date of such funding, and the same date of each successive month occurring thereafter, unless such funding date is the last day of a calendar month, in which case, such Payment Date shall be the last day of each such successive calendar month.

                  Permitted Investments. The term "Permitted Investments" means
                  (i) readily marketable direct obligations of the Government of the United States of America or any agency or instrumentality thereof or any full faith and credit obligations of the United States Government or obligations guaranteed by the United States Government and its agencies, (ii) any investment grade debt or equity securities issued by any other Person, (iii) certificates of deposit of any United States commercial bank,
                  (iv) any investment arranged by the Bank, or an affiliate of the Bank, on behalf of the Borrower pursuant to cash management services provided to the Borrower by the Bank or such affiliate, (v) instruments held for collection in the ordinary course of business, (vi) any equity or debt securities or other form of debt instrument obtained in settlement of debts previously contracted, and
                  (vii) any equity or debt security obtained in connection with an acquisition permitted pursuant to Section 8.03 hereof.

                  Permitted Liens. The term "Permitted Liens" means those Liens permitted to exist pursuant to Section 8.02 hereof.

                  Person. The term "Person" means any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

                  Public Offering. The term "Public Offering" means that certain initial public offering of no less than 3,850,000 shares of the common stock, no par value, of the Borrower, as contemplated in that certain Registration Statement of the Borrower on Form S-1 (Registration No. 333-23519) on file with the SEC, together with Amendment No. 1 through 5 thereto, as the same has been declared effective by the SEC on July 29, 1997 and the 424(b) prospectus filed on July 30, 1997 with the SEC.

                  Revolving Credit Commitment Period. The term "Revolving Credit Commitment Period" mean the period commencing on the Closing Date and ending on the Revolving Credit Expiration Date.

                  Revolving Credit Expiration Date. The term "Revolving Credit Expiration Date" means the earlier to occur of (a) August 12, 2000, as the same may be extended from time to time in the sole and absolute discretion of the Bank or (b) the date on which this Agreement is terminated pursuant to Section 3.03 hereof.

                  Revolving Credit Facility. The term "Revolving Credit Facility" shall have the meaning assigned to such term in
                  Section 1.07 hereof.

                  Revolving Credit Loan and Revolving Credit Loans. The terms "Revolving Credit Loan" and "Revolving Credit Loans" shall have the meanings assigned to such term in Section 1.07 hereof.

                  Revolving Credit Note. The term "Revolving Credit Note" shall have the meanings assigned to such term in Section 1.07 hereof.

                  SEC. The term "SEC" shall mean the Securities and Exchange Commission or any Governmental Authority which may succeed to the authority thereof or be substituted therefor.

                  Security Agreements. The term "Security Agreements" means collectively each of the security agreements in favor of the Bank executed and delivered in connection with the funding of any Equipment Loan.

                  Stated Amount. The term "Stated Amount" means with respect to any Letter of Credit, the maximum amount available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

                  Subsidiary. The term "Subsidiary" means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such Person, one or more of the other Subsidiaries of such Person or any combination thereof.

                  Term Loan. The term "Term Loan" shall have the meaning assigned to such term in Section 1.04 hereof.

                  Term Loan Maturity Date. The term "Term Loan Maturity Date" shall have the meaning assigned to such term in Section 1.04 hereof.

                  Test Period shall mean, with respect to any applicable determination under this Agreement, a period of twelve (12) consecutive months (taken as one accounting period) and ending on the last day of the fiscal quarter of the Borrower then last ended, provided that during the period immediately following the consummation of the Public Offering, this term shall mean the shorter period commencing on such consummation date and ending on the last day of the latest fiscal quarter until there has elapsed 4 complete fiscal quarters; provided, further that for purposes of any computation hereunder during the period contemplated in the foregoing proviso, such computation shall be annualized by the Bank in accordance with methodologies customarily utilized by the Bank for such purposes.

         2.02     Principles of Construction.

                  (a) References. All references to articles, Sections, schedules and exhibits are to articles, Sections, schedules and exhibits in or to this Agreement unless otherwise specified. The words "hereof", "herein", and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                  (b) Accounting Terms. All accounting terms not specifically defined herein or in any exhibit hereto shall be construed in accordance with GAAP in conformity with those principles used in the preparation of the financial statements referred to in
                  Section 6.04 hereof.

                                III. PREPAYMENT.
                                     -----------

         3.01 Prepayment of Revolving Credit Loans. The Revolving Credit Loans may be prepaid, in whole or in part, at any time, provided that any prepayment in respect of a LIBOR Loan shall be made only on the last day of the Interest Period applicable thereto, and provided, further, that any partial prepayments of the Revolving Credit Loans shall be in a principal amount of not less than $250,000, or any whole multiple thereof. All prepayments shall include accrued and unpaid interest to the date of prepayment on the principal amount prepaid. All partial prepayments received pursuant to this Section 3.01 shall be applied to the Obligations that are in respect of the Revolving Credit Loans in the manner determined by the Bank in its reasonable discretion.

         3.02 Prepayments of Equipment Loans. Any Equipment Loan may be prepaid, in whole or in part at any time, without premium or penalty; provided, that any partial prepayment of an Equipment Loan shall be in a principal amount of not less than $250,000, or any whole multiple thereof. All prepayments of an Equipment Loan shall include accrued and unpaid interest to the date of prepayment on the principal amount prepaid. All partial prepayments of the principal balance of any Equipment Loan shall be applied to the Equipment Loan specified by the Borrower in inverse order of maturity of such Equipment Loan.

         3.03 Termination. If the Borrower has prepaid the Revolving Credit Loans and all Equipment Loans in full and has paid or otherwise discharged all other Obligations, then upon written notice to the Bank, the Borrower may irrevocably terminate this Agreement without premium or penalty, whereupon no further Loans will be made hereunder, such termination to be effective as of the date set forth in said notice.

                        IV. YIELD MAINTENANCE PROVISIONS.
                            -----------------------------

         4.01 Inability to Determine Rate. If with respect to any Interest Period, the Bank determines that extraordinary and unforeseen circumstances beyond the control of the Bank exists with respect to the relevant market which make it impracticable to ascertain the interest rate applicable for such Interest Period, the Bank shall promptly notify the Borrower of such determination. Upon such determination, no additional LIBOR Loans shall be permitted under the Revolving Credit Facility and no conversions to, or continuances of, LIBOR Loans shall be permitted pursuant to Section 1.12 hereof until the notice of such determination has been withdrawn. If such notice has not been withdrawn by the last day of the then current Interest Period applicable to any then outstanding LIBOR Loans, the Borrower must elect on the last day of such Interest Period to either convert such LIBOR Loan to an Alternate Base Rate Loan or prepay the outstanding principal balance thereof and accrued interest thereon in full.

         4.02 Illegality. Notwithstanding any other provisions herein, if any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, shall make it unlawful for the Bank to make or maintain any of the Loans as LIBOR Loans as contemplated by this Agreement, (i) the Bank's commitment hereunder to make LIBOR Loans under the Revolving Credit Facility or to permit conversions to, or continuances of, LIBOR Loans pursuant to Section 1.12 hereof shall forthwith be suspended until the circumstances surrounding such unlawfulness shall no longer exit and (ii) any of the then outstanding LIBOR Loans shall be converted to a Alternate Base Rate Loan on the last day of the Interest Period applicable thereto or within such earlier period as may be required by law.

         4.03 Requirement of Law. In the event that any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof or compliance by the Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority (a "Requirement of Law"):

                  (a) does or shall subject the Bank to any tax of any kind whatsoever with respect to this Agreement, the Notes or any loan made hereunder, or change the basis of taxation of payments to the Bank of principal, commitment fee, interest or any other amount payable hereunder (except for changes in the rate of any tax presently imposed on the Bank);

                  (b) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of the Bank which are not otherwise included in the determination of LIBOR hereunder; or

                  (c) does or shall impose on the Bank any other condition;

                  and the result of any of the foregoing is to increase the cost to the Bank of making, renewing or maintaining advances or extensions of credit to the Borrower or to reduce any amount receivable from the Borrower hereunder then, in any such case, the Borrower shall promptly pay to the Bank, upon its demand, any additional amounts necessary to compensate the Bank for such additional cost or reduced amount receivable which the Bank deems to be material as determined by the Bank with respect to this Agreement, the Notes or the Loans made hereunder. If the Bank becomes entitled to claim any additional amounts pursuant to this Section 4.03, it shall promptly notify the Borrower of the event by reason of which it has become so entitled. A certificate setting forth calculations as to any additional amounts payable pursuant to the foregoing sentence submitted by the Bank to the Borrower shall be conclusive in the absence of manifest error. The foregoing shall in no way be construed to permit the Bank to seek compensation or payment of additional amounts pursuant to this Section 4.03 in connection with any Requirements of Law imposed upon the Bank as a result of the Bank's violation of a Requirement of Law.

         4.04 Capital Adequacy. If after the date hereof, the Bank shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy which is generally applicable to banks subject to the jurisdiction of Governmental Authorities having jurisdiction over the Bank, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital as a consequence of its obligations hereunder to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within 30 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction. The Bank will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Bank to compensation pursuant to this Section 4.04, and such notification of the amount due pursuant to this Section
                  4.04 shall be conclusive absent manifest error.

         4.05 Funding Indemnity. The Borrower agrees to indemnify the Bank and to hold the Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of (i) default by the Borrower in payment of the principal of or interest on any LIBOR Loan, including, but not limited to, any such loss or reasonable expense arising from additional interest or fees payable by the Bank to lenders of funds obtained by it in order to maintain any Loan as a LIBOR Loan, (ii) except for prepayments required pursuant to Section 4.01 or 4.02, any prepayment of any LIBOR Loan received (from any source) on any date other than the last day of the Interest Period applicable thereto, including, but not limited to, any such loss or expense in connection with the employing of deposits as a consequence thereof, (iii) default by the Borrower in making any borrowing of a LIBOR Loan under the Revolving Credit Facility after such Borrower has given notice thereof in accordance with Section 1.12 hereof, of a LIBOR Loan or (iv) default by the Borrower in making any prepayment after the Borrower has given a notice thereof. This covenant shall survive termination of this Agreement and payment of the Notes.

         4.06 Match Funding. The amount payable or indemnifiable under Sections 4.03, 4.04 and 4.05 hereof shall be determined, in the Bank's sole discretion, based upon the assumption that the Bank funded 100% of any affected LIBOR Loan in the applicable London interbank market.


                                 V. CONDITIONS.
                                    -----------

         5.01 Requirements for Initial Funding. The obligation of the Bank to make the initial advance of any Loan available hereunder is subject to the Bank's receipt of each of the documents listed on the Closing Checklist attached hereto as Exhibit E, and such other documents as the Bank may reasonably request, each, as appropriate, duly executed and delivered by the parties thereto and in form and substance satisfactory to the Bank. The obligation of the Bank to make the initial advance of any Loan available hereunder is subject to the further condition that the Borrower shall have consummated the Public Offering and the "Acquisitions" (as defined in the registration statement, as amended, referred to in the definition of Public Offering) and gross proceeds of not less than $42,000,000 shall have been received by the Borrower in connection therewith and used for the purposes described in said registration statement.

         5.02 Requirements for Any Advance or Conversion. The obligation of the Bank to (i) make any advance under the Revolving Credit Facility or the Equipment Facility, or (ii) permit the conversion of any Revolving Credit Loan to a LIBOR Loan pursuant to Section 1.12 hereof, is subject to and conditioned upon the following:

                  (a)      the representations and warranties contained in
                           Article VI hereof are correct in all material respects on and as of the date of each such advance, conversion or continuation, except for representations and warranties specifically stated to relate to an earlier date, in which event such representations and warranties shall be correct in all material respects as of such earlier date;

                  (b) no Event of Default, and no event which, with the giving of notice, or the passage of time, or both, would become an Event of Default, has occurred and is continuing; and

                  (c) all of the Credit Documents then in effect by their terms remain in full force and effect.

         5.03 Additional Requirements for Advances Under Equipment Facility. The obligation of the Bank to make any advance under the Equipment Facility is subject to and conditioned upon, in addition to satisfaction of the conditions specified in
                  Section 5.02, the satisfaction of the following conditions:

                  (a) the Borrower shall have complied with the procedures set forth in Section 1.03, including, without limitation, the furnishing of all information required thereunder;

                  (b) the Borrower or the relevant Subsidiary Guarantor, as the case may be, shall have furnished to the Bank executed originals of (i) a Security Agreement substantially in the form of Exhibit G attached hereto (with such modifications thereto as may be required by the law of the jurisdiction governing the creation and perfection of the Bank's security interest in the relevant Financed Equipment in order to provide the Bank with all the right, benefits and remedies of a secured creditor with a first priority lien in such equipment) and (ii) such UCC-1 financing statements (state and/or local), in each case as may be reasonably requested by the Bank;

                  (c) the Borrower or the relevant Subsidiary Guarantor, as the case may be, shall have caused to be delivered to the Bank a landlord consent and waiver, in substantially the form of Exhibit G hereto, from each landlord of the premises in which the relevant Financial Equipment is to be located;

                  (d) the Borrower or the relevant Subsidiary Guarantor as the case may be, shall have authorized the Bank to fund the proceeds of the relevant Equipment Loan directly to the vendor of the relevant Financed Equipment and, in that connection, the Borrower or such Subsidiary Guarantor shall have furnished to the Bank all such information and payment instructions as the Bank may request to effect such funding;

                  (e) the Borrower or the relevant Subsidiary Guarantor, shall have taken all such additional steps and/or, as the case may be, provided the Bank with all such other further assurances as the Bank may reasonably request to assure the Bank that the Lien of the

                           Bank in the relevant Financed Equipment is of the first priority, subject to no other Liens; and

                  (f) the Borrower shall have caused to be delivered to the Bank an Equipment Loan Note substantially in the form of Exhibit A hereto, appropriately completed by the Bank to reflect the specific terms of the applicable Equipment Loan in accordance with the terms of this Agreement.

                       VI. REPRESENTATIONS AND WARRANTIES.
                           -------------------------------

         The Borrower represents and warrants that:

         6.01 Organization; Authority. The Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, is duly qualified as a foreign corporation and is in good standing under the laws of each jurisdiction in which it is required to be qualified because of the business it conducts or the property it owns, and (b) has the necessary power and authority to enter into and perform its obligations under the Credit Documents and all other documents required by the Bank in connection therewith. The execution and performance of the Credit Documents have been duly authorized by all necessary proceedings on the part of the Borrower, and, upon their execution and delivery, they will be valid, binding, and enforceable in accordance with their terms. The execution and performance of the Credit Documents by the Borrower will not violate any orders, laws or regulations applicable to it, any of its organizational documents, or any instruments, indentures or agreements (including any provisions pertaining to subordinated debt) to which the Borrower is a party or by which the Borrower or any of its properties are bound, except to the extent that any such violation would not have a Material Adverse Effect. All consents, approvals, licenses, franchises, trademarks and other general intangibles that are necessary or appropriate in connection with this Agreement, the other Credit Documents or the operation of the business of the Borrower have been obtained and are in full force and effect, except to the extent that any such failure to so obtain and maintain such general intangibles would not have a Material Adverse Effect.

         6.02 Subsidiaries. The corporations listed on Annex I are the only Subsidiaries of Borrower as of the date hereof and each such Subsidiary is a corporation, duly organized, valid existing and in good standing, under the law of the jurisdiction of its organization, is duly qualified as a foreign corporation and is in good standing under the law of each jurisdiction in which it is required to be qualified because of the business it conducts or the property it owns and have all necessary power and authority to own its property and conduct its business as then conducted. All consents, approvals, licenses, franchises, trademarks and other general intangibles that are necessary or appropriate in connection with the operation of the business of each Subsidiary, have been obtained and are in full force and effect, except to the extent that any such failure to so obtain and maintain such general intangibles would not have a Material Adverse Effect. Each such Subsidiary is a wholly owned Subsidiary of the Borrower and no other Person has any direct or indirect interest in such Subsidiary, other than such interests which may exist as a result of any stock ownership interest of any Person in the Borrower.

         6.03 Use of Proceeds; Margin Regulation. The proceeds of the Equipment Loans shall be used exclusively for purchase money financing of Financed Equipment. The proceeds of borrowings under the Revolving Credit Facility shall be used by the Borrower for the following purposes: (i) to fund acquisitions permitted pursuant to Section 8.03 hereof, (ii) to refinance certain existing Indebtedness of the Borrower and certain of its Subsidiaries as and to the extent disclosed in writing to the Bank prior to the Closing Date, and (iii) working capital and other general corporate purposes. The Borrower (nor any of its Subsidiaries) is not engaged in the business of extending credit for the purpose of buying or carrying "margin stock" (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System). Neither the making of any Loan nor use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

         6.04 Financial Statements. The financial statements included in the Borrower's Form S-1 (as amended) as filed with the SEC in connection with the Public Offering, were prepared in accordance with GAAP, consistently applied, are true and correct, and disclose all presently outstanding indebtedness or obligations of the Borrower as of the date thereof to the extent required under GAAP, including contingent obligations, obligations under leases of property from others, and all liens and encumbrances, including tax liens, against its properties and assets; and there have been no material adverse changes in the Borrower's financial condition or business since the date of such statements through the Closing Date.

         6.05 Suits. Other than as disclosed on Annex I hereof, there are no actions, suits, proceedings, or claims pending or threatened against the Borrower, any of its Subsidiaries, or any of their respective properties, which, if adversely determined, would have a Material Adverse Effect.

         6.06 Burdensome Agreements. Neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any other agreement, contract or instrument, or subject to any certificate of incorporation, by-law, or corporate restriction, the compliance with, or the performance of, which may reasonably be expected to have a Material Adverse Effect.

         6.07 Defaults. Neither the Borrower nor any of its Subsidiaries are in default under any agreement to which it is a party or by which it is or any of its properties are bound, or under any indenture or instrument evidencing any its indebtedness and neither the execution of nor performance by the Borrower under the Credit Documents will create a default or any lien or encumbrance under any such agreement, indenture or instrument other than a lien or encumbrance in favor of the Bank, except, in each case, to the extent that the occurrence of any such defaults or the existence of any such liens would not have a Material Adverse Effect.

         6.08 ERISA. No employee benefit plan established or maintained by the Borrower which is subject to the Employee Retirement Income Security Act, 29 U.S.C. ss. 1001 et seq. ("ERISA") has an accumulated funding deficiency (as such term is defined in ERISA). No material liability to the Pension Benefit Guaranty Corporation (or any successor thereto under ERISA) has been incurred by the Borrower or any of its Subsidiaries with respect to any such plan and no Reportable Event under ERISA has occurred. Neither the Borrower nor any of its Subsidiaries has an actual or anticipated liability under Section 4971 of the Internal Revenue Code ("Code") (relating to tax on failure to meet the minimum funding standard of Section 412 of the
                  Code) with respect to any employee benefit plan to which any of them contributes but which is not maintained or established by any of them. No proceedings have been instituted to terminate any employee benefit plan of the type described in this Section 6.08 and no condition exists which presents a material risk, to the Borrower or any of its Subsidiaries of incurring liabilities to or on account of any such plan pursuant to the provisions of ERISA or the applicable provisions of the Code.

         6.09 Tax Returns and Taxes. Each of the Borrower and its Subsidiaries has filed all federal, state and local tax returns required to be filed and has paid all taxes, assessments and governmental charges and levies thereon, including interest and penalties, except where the same are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside, and no liens for taxes have been filed by a Governmental Authority with respect to any taxes. The charges, accruals and reserves on the books of the Borrower or its Subsidiary, as the case may be, with respect to taxes or other governmental charges are adequate.

         6.10 Compliance with Statutes, etc. Each of the Borrower and its Subsidiary is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, any Government Authority, in respect of the conduct of its business and the ownership of its property (including, without limitation, any applicable Environmental
                  Laws), except such instances of noncompliances as would not have a Material Adverse Effect.

         6.11 Not an Investment Company. Neither the Borrower nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

         6.12 No Authorizations or Approvals. No authorization or approval or action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower of this Agreement and the other Credit Documents.

         6.13 Intellectual Property, etc. Each of the Borrower and its Subsidiaries has obtained all material patents, trademarks, servicemarks, trade names, copyrights, technology, processes, licenses and other rights ("Intellectual Property"), free from any burdensome restrictions, that are necessary for the operation of their respective businesses as presently conducted and as proposed to be conducted. No material claim has been asserted or threatened questioning the use of such Intellectual Property, nor does the Borrower or any of its Subsidiaries know of any valid basis for any such material claim.

         6.14 Assets and Properties. Each of the Borrower and its Subsidiaries has good (and, with respect to real property, marketable) title to all of its assets and properties (tangible and intangible) and all such assets and properties are free and clear of all Liens (except Permitted Liens). Substantially all of the assets and properties owned by, leased to or used by each of the Borrower and its Subsidiaries are in adequate operating condition and repair, ordinary wear and tear excepted, are free and clear of known defects except such defects as do not substantially increase with the continued use thereof in the conduct of normal operation, and such assets are able to serve the function for which they are currently being used, except in each case, where the failure of such asset or property to meet such requirements would not have a Material Adverse Effect.

         6.15 Labor Matters. Except as disclosed on Annex I, neither the Borrower nor any of its Subsidiaries is a party to a collective bargaining or union contract. There are no strikes, lockouts or other disputes relating to any collective bargaining or similar agreement to which the Borrower of any of its Subsidiaries is a party.

         6.16 Insurance. Annex I hereto lists all material insurance contracts and binders of the Borrower and its Subsidiaries which are in full force and effect on the date hereof. Such contracts and binders provide coverages which are usual and customary in the business of the Borrower and its Subsidiaries as to amount and scope. With respect to coverages pertaining to any Financed Equipment, each such insurance contract and binder shall contain standard lender's endorsement and loss payee endorsements in favor of the Bank, and subject to cancellation or reduction in coverage only upon 30 days' prior written notice thereto to the Bank.

         6.17 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by the Borrower to the Bank for the purposes of or in connection with this Agreement or any transactions contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower in writing to the Bank will be, true and accurate in all material respects on the date as of which such information is dated or certified and does not omit to state any fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.

                           VII. AFFIRMATIVE COVENANTS.
                                ----------------------

         The Borrower covenants and agrees that for so long as there are any outstanding Obligations hereunder, or the Bank shall have any obligation hereunder, the Borrower shall (and, as applicable, shall cause each of its Subsidiaries (including the Guarantors) to):

         7.01 Financial Statements. Furnish to the Bank the following financial information: (i) as soon as available but in any event within 90 days (or 105 days, if the Borrower is operating under an automatic extension afforded pursuant to the rules and regulations promulgated by the SEC) after the close of each fiscal year of the Borrower, to the extent prepared to comply with SEC requirements, a copy of the SEC Form 10-K (or successor form promulgated by the SEC) filed by the Borrower with the SEC for such fiscal year, or, if no such form was so filed for such fiscal year, Consolidated audited year-end financial statements for the Borrower, including, but not limited to, statements of financial condition, income and cash flows, a reconciliation of net worth, notes and other supporting schedules to such financial statements and any other information reasonably requested by the Bank that may assist the Bank in assessing the Borrower's financial condition (prepared in accordance with GAAP consistently applied, and accompanied by an opinion, satisfactory in substance to the Bank, by an independent certified public accountant acceptable to the Bank, and certified as true, correct and complete by the Borrower's chief financial officer); (ii) as soon as available but in any event within 45 days (or 50 days, if the Borrower is operating under an automatic extension afforded pursuant to the rules and regulations promulgated by the SEC) after each interim fiscal quarter, to the extent prepared to comply with SEC requirements, a copy of the SEC Form 10-Q (or successor form promulgated by the SEC) filed by the Borrower with the SEC for such fiscal quarter; or, if no such form was so filed for such fiscal quarter, unaudited management prepared consolidated financial statements for the Borrower for such quarter, including, but not limited to, statements of financial condition, incoming cash flows, a reconciliation of net worth, and supporting schedules (prepared in accordance with GAAP consistently applied, and certified as true, correct and complete by the Borrower's chief financial officer); (iii) promptly upon filing the same with the SEC, copies of any filings and registrations with, and any reports to, the SEC by the Borrower, including, but not limited to, any reports on Form 8-K (or successor term promulgated by the SEC), or any proxy or registration statement or any other form of public disclosure prescribed by the SEC; and (iv) such other information respecting the operations, financial or otherwise, of the Borrower as the Bank may from time to time reasonably request.

         7.02 Compliance Certificate. Furnish to the Bank, together with each set of financial statements described in clauses (i) and
                  (ii) of Section 7.01 hereof, a compliance certificate, substantially in the form of Exhibit F hereto, signed by the Borrower's chief financial officer, certifying that: (i) all representations and warranties set forth in this Agreement and in the other Credit Documents are true and correct in all material respects as of the date thereof, except for representations and warranties specifically stated to relate to an earlier date in which event such representations and warranties shall be correct in all material respects as of such earlier date; (ii) none of the covenants in this Agreement or in the other Credit Document have been breached which breach is continuing; and (iii) no event has occurred which, alone, or with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Agreement or the other Credit Documents.

         7.03 Notice of Certain Events. Promptly give written notice to the Bank of: (i) the details of any Reportable Events (as defined in ERISA) which have occurred, (ii) the occurrence of any event which alone or with notice, the passage of time, or both, would constitute an Event of Default, and (iii) the commencement of any proceeding or litigation which, if adversely determined, would have a Material Adverse Effect.

         7.04 Preservation of Property; Insurance. Keep and maintain, and require each of its Subsidiaries to keep and maintain, all of its and their material properties and assets in good order and repair, ordinary wear and tear excepted; maintain in all material respects all insurance coverages described in Section
                  6.16 hereof and such other extended coverage, general liability, hazard, business interruption, property and other insurance in amounts reasonably satisfactory to the Bank and as is customary for businesses similar to such corporation's business and deliver to the Bank certificates of all such insurance in effect; and cause all such policies covering any of the Financed Equipment to contain loss payee endorsements in favor of the Bank and to be subject to cancellation or reduction in coverage only upon 30 days prior written notice thereof to the Bank at its address set forth in this Agreement. The foregoing insurance requirements are in addition to any insurance requirements set forth in the Security Agreements.

         7.05 Taxes. Pay and discharge, and require each of the its Subsidiaries to pay and discharge, when due, all taxes, assessments or other governmental charges imposed on them or any of their respective properties, unless the same are currently being contested in good faith by appropriate proceedings and adequate reserves are maintained therefor.

         7.06 Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted, and preserve, renew and keep in full force and effect its corporate existence and rights, privileges and franchises necessary in the normal conduct of business and which are material to the Borrower and its Subsidiaries, taken as a whole. For the avoidance of doubt, it is hereby acknowledged that the foregoing shall not be construed to prohibit the corporate transactions permitted to occur under Section 8.03(A) hereof.

         7.07 Operation of Business and Properties. Operate its business and properties, and cause those of its Subsidiaries to be operated, in compliance with all applicable orders, rules, regulations and other requirements of any Governmental Authority applicable thereto, and duly file or cause to be filed such reports and/or information returns as may be required or appropriate under applicable orders, rules, regulations or other requirements of any Governmental Authority, including, without limitation, any Environmental Laws, except to the extent that such non-compliance would not have a Material Adverse Effect.

         7.08 Access to Properties, Books and Records. Keep adequate books and records of accounts reflecting all of its financial transactions and permit the Bank's representatives and/or agents full and complete access to any or all of the Borrower's properties and financial records, to make extracts from and/or audit such records and to examine and discuss their properties, business, finances and affairs with the Borrower's officers and outside accountants, provided that such access need only be provided by the Borrower during normal business hours and on not less than 72 hours' prior notice and the costs incurred in connection with any such examination conducted prior to the occurrence of an Event of Default shall be borne by the Bank.

         7.09 Environmental Liens. In the event that there shall be filed a Lien against any property of the Borrower or any of its Subsidiaries by any Governmental Authority arising from an act or omission of the Borrower or any of its Subsidiaries, resulting in the discharge of hazardous substances or wastes into the atmosphere or waters or onto lands, then, within 60 days from the date that the Borrower or any of its Subsidiaries is given notice that the Lien has been placed against such property or within such shorter period of time in the event that such Governmental Authority has commenced steps to cause such property to be sold pursuant to the lien, either
                  (i) pay the claim and remove the Lien from the applicable property or (ii) furnish to such Governmental Authority with one of the following: (x) a bond satisfactory to Governmental Authority in the amount of the claim out of which the Lien arises, (y) a cash deposit in the amount of the claim out of which the Lien arises, or (z) other security reasonably satisfactory to such Governmental Authority in an amount sufficient to discharge the claim out of which the Lien arises.

         7.10 Removal of Hazardous Substances. Should the Borrower and any of its Subsidiaries cause or permit any act or omission resulting in the discharge of hazardous substances or wastes into the atmosphere or waters, or onto the lands in violation of any applicable Environmental Law, promptly clean up same in accordance with all applicable Environmental Laws.

         7.11 Further Assurances. Do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all such further instruments, acts, deeds, and assurances as may be reasonably requested by the Bank for the purpose of carrying out the provisions and intent of the Credit Documents.

                        VIII. NEGATIVE COVENANTS.
                              -------------------

         So long as any Obligations are outstanding, or the Bank shall have any obligation hereunder, without the prior written consent of the Bank (which consent shall not be unreasonably withheld), the Borrower shall not (and shall not, as applicable, permit any of its Subsidiaries (including the Guarantor)
to):

         8.01 Incur Indebtedness. Incur, create, assume, or permit to exist any Indebtedness at any time, except:

                  (a) Indebtedness of the Borrower owing to the Bank under this Agreement and the Notes;

                  (b)    other Indebtedness of the Borrower owing to the Bank;

                  (c) Indebtedness existing on the date hereof that is described on Annex I hereof;

                  (d)    Approved Subordinated Indebtedness;

                  (e) Indebtedness in respect of normal trade debt arising in the ordinary course of business;

                  (f) Indebtedness secured by Liens permitted to exist pursuant to Section 8.02(h); Notwithstanding the foregoing provisions of this clause (f), before the Borrower or any of its Subsidiaries incurs Indebtedness for borrowed money under this clause (f) the Borrower shall give the Bank written notice of the intention to borrow, setting forth a description of the proposed borrowing, and the Bank shall have 5 Business Days to notify the Borrower that it elects to make the proposed loan. If the Bank fails to make such election, then the Borrower and its Subsidiaries shall be free to incur the proposed Indebtedness on substantially as favorable terms to the Borrower and its Subsidiaries, as applicable, as proposed to the Bank free of the right of the Bank to make such loan under this clause (f). If the Bank elects to make the proposed loan, then the Borrower and the Bank shall negotiate in good faith to consummate the proposed loan within a reasonable time. If such negotiations do not result in the closing of the proposed loan, then the Borrower and its Subsidiaries, as applicable, shall be entitled to borrow on substantially as favorable terms to the Borrower and its Subsidiaries, as applicable, as proposed free of the right of the Bank to make the proposed loan under this clause (f);

                  (g) Indebtedness that constitutes Guaranteed Indebtedness of the Borrower or any of its Subsidiaries that has been incurred by the Borrower or any of its Subsidiaries solely by virtue of an endorsement of checks or drafts negotiated in the ordinary course of the business;

                  (h) Indebtedness incurred or assumed in connection with acquisitions permitted pursuant to Section 8.03 hereof, but only to the extent that such Indebtedness would otherwise be permitted to exist pursuant to clauses
                         (d), (e), (f)(but without regard to the monetary threshold set forth in clause (h) of Section 8.02 hereof), (g), (j) or (l) of this Section 8.01;

                  (i) Indebtedness owing from or to Borrower or any of its Subsidiaries to or from any other of its Subsidiaries or Borrower;

                  (j) Indebtedness arising under any OEM Equipment Finance Transactions;

                  (k) Indebtedness convertible into capital stock of the Borrower, or warrants or other rights to acquire such capital stock; or

                  (l) Indebtedness incurred in connection with Facilities Management Arrangements.



         8.02 Negative Pledge. Create, permit to exist, or suffer the creation of, any Lien, on any of its properties or assets (real or personal, tangible or intangible), except:

                  (a)    Liens in favor of the Bank;

                  (b) Liens existing on the date hereof that are listed on Annex I hereto;

                  (c) Liens for taxes, assessments or governmental charges or levies to the extent not required to be paid by Section
                         7.05 hereof;

                  (d) Liens imposed by law, such as materialmen's, mechanics', carrier's, workmen's, and repairmen's

                         Liens and other similar Liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days;

                  (e) pledges or deposits to secure obligations under workmen's compensation laws or similar legislation or to secure public or statutory obligations of the Borrower or any of its Subsidiaries;

                  (f) Liens with respect to any OEM Equipment Finance Transaction but only in respect of the equipment acquired therein;

                  (g) Liens incurred, assumed or created in connection with Facilities Management Arrangements, but only as to equipment and machinery that (i) is pertinent to the performance by the Borrower or the relevant Subsidiary of its obligations thereunder and (ii) was not an asset of the Borrower or such relevant Subsidiary prior to such arrangement;

                  (h) Liens for finance leases of equipment leased by the Borrower or any of its Subsidiaries (including Capitalized Leases), or purchase money Liens upon or in equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such equipment or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment to be subject to such Liens, or Liens existing on any such equipment at the time of the leasing, acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that no such Lien shall extend to or cover any equipment (including, but not limited to, the Financed Equipment) other than the equipment being leased or acquired and no such extension, renewal or replacement shall extend to or cover any equipment not theretofore subject to the Lien being extended, renewed or replaced, and provided, further, that (i) the aggregate principal amount of the Indebtedness at any one time outstanding secured by Liens permitted pursuant to this clause (h) shall not exceed $5,000,000 at any one time outstanding and (ii) any such Indebtedness shall not otherwise be prohibited by the terms of this Agreement; or

                  (i) the replacement, extension or renewal of any Lien permitted by clauses (a) through (h) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase of principal amount) of the Indebtedness secured thereby.

         8.03 Sale of Assets; Liquidation; Merger; Acquisitions. (i) Convey, lease, sell, transfer or assign any assets or properties presently owned or hereafter acquired by it, except dispositions of inventory in the ordinary course of business for value received and such other dispositions of assets and properties that are not material to the business or operations of the Borrower or any of its Subsidiaries, if such asset or property is replaced with reasonable promptness or is otherwise obsolete or not needed, (ii) liquidate or discontinue its normal operations with intent to liquidate;
                  (iii) enter into any merger or consolidation; (iv) acquire all or substantially all of the assets, stock or other equity interests of any other Person; or (v) take any action, or enter into any agreements, to effect any of the foregoing. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the following transactions shall be permitted upon the satisfaction of the condition pertaining thereto set forth below:

                  (A) The consolidation, merger or liquidation of any Subsidiary of the Borrower with or into the Borrower or another Subsidiary of the Borrower, if and only if, the Borrower or such other Subsidiary shall be the surviving or resulting entity of any such proposed transaction.

                  (B) The acquisition by the Borrower of any other Person or substantially all of the assets of such Person, if and only if, the following conditions were fulfilled:

                         (i) said acquisition is of a Person or of a business or product of such Person that is related or complimentary to the business or products of the Borrower and its Subsidiaries as presently conducted;

                         (ii) no later than 5 Business Days prior to the consummation of any such proposed acquisition, the Bank shall have received a true and correct copy of any and all contractual undertakings related to the proposed acquisition together (w) evidence of receipt of approvals of Governmental Authorities to such acquisition, if any such approvals are required, (x) with full and complete written description of such proposed acquisition, (y) a pro forma opening balance sheet and income statement of the Borrower on a combined and combining basis giving effect to such proposed acquisition, and (z) such financial information and computations as the Bank may deem necessary to demonstrate that, immediately after giving effect to such proposed acquisition, none of the covenants set forth in Sections 8.12 through 8.15 hereof shall be violated;

                         (iii) the Borrower or one of its Subsidiaries shall be the surviving or resulting entity of any such proposed acquisition, or the purchaser of any stock or assets being acquired in such transaction;

                         (iv) the aggregate cash and non-cash consideration paid or exchanged by the Borrower (including, without limitation, any Indebtedness assumed by the Borrower, and all amounts payable under or in respect of any non-compete covenants or similar agreements shall not exceed (x) $12,500,000 in any single acquisition and
                         (y) $30,000,000 in the aggregate for all such acquisitions, in each cash in any period of 12 consecutive months. For the purposes of determining the consideration paid or exchanged in any such acquisition, the value attributed to any capital stock of the Borrower given or exchanged shall not be included therein; and

                         (v) immediately after giving effect to such proposed acquisition and the incurrence or assumption of Indebtedness, if any, in connection therewith, Sections 8.01, 8.02, 8,13, 8.14, 8.15, 8.16 and 8.17 hereof shall not have been violated.

         8.04     Intentionally Omitted.

         8.05 Sale-Leaseback Transactions. Enter into any sale-leaseback transaction or any transaction howsoever termed which would have the same or substantially the same result or effect as a sale-leaseback, except in connection with an acquisition permitted under Section 8.03(B) hereof for the purpose of effectively conveying or otherwise transferring real property of the Person acquired in any such transaction, or to permit such Person to effectively retain its interest in any real property which is not being acquired in any such transaction.

         8.06 Prepayment of Other Indebtedness. Prepay any amounts on any outstanding Indebtedness permitted to exist pursuant to clauses (d) or (k) of Section 8.01 hereof, which is not required to be prepaid by the express terms thereof, or cause or permit the acceleration of any amounts on any outstanding Indebtedness now existing or hereafter arising.

         8.07 Investments. Purchase or make any investment in the stock, securities or evidences of indebtedness of, or make capital contributions or loans or advances to, or other forms of investments in, any Person ("Investments"), except Permitted Investments. Notwithstanding the foregoing, the Borrowers shall be permitted to make loans to its employees for corporate purposes; provided that the aggregate principal amount of such loans outstanding at any one time shall not exceed $250,000.

         8.08 Create Subsidiaries. Create, permit to exist, or invest or otherwise participate in any Subsidiaries (other than the Subsidiaries listed on Annex I hereto) or any partnership or other separate legal entity; provided that the foregoing shall not apply to any new Subsidiaries that executes and delivers in favor of the Bank a guaranty and suretyship agreement (as well as resolutions authorizing the same), in each case substantially the same as the guaranty executed and delivered by the Guarantors in connection with the transactions herein contemplated.

         8.09 Hazardous Substances. Cause or permit to exist a discharge of hazardous substances or wastes into the atmosphere or waters or onto lands unless such discharge is pursuant to and in compliance with the conditions of a permit issued by the appropriate Governmental Authorities or otherwise in compliance with applicable Environmental Law or the discharge does not have a Material Adverse Effect and is properly being remedied by the Borrower or one of its Subsidiaries.

         8.10 Dividends, Etc. Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of stock of the Borrower, or purchase, redeem, or otherwise acquire for value (or permit any of its Subsidiaries to do so) any shares of any class of stock of the Borrower or any warrants, rights or options to acquire any such shares, now or hereafter outstanding; except that the Borrower may declare and pay quarterly cash dividends in respect of its common stock; provided, however, that if immediately after giving effect to any such proposed dividend payment, a violation of any provision of Section 8.12 through 8.17 or any other Events of Default would exist, then no such dividend payments shall be permitted hereunder. The Borrower may from time to time request that the Bank permit the payment of quarterly dividends in addition to the amount set forth in this Section
                  8.10 by written notice to the Bank specifying the time and amount of such additional dividends; provided, however, that no such additional dividends shall be permitted hereunder without the prior written consent of the Bank (which consent may or may not be given in each Bank's sole and absolute discretion) and any such consent shall be effective only in the specific instance requested.

         8.11 Redemption of Common Stock. Enter into any agreement to, or purchase or retire shares of the Borrower's common stock or pay or make other similar payments in respect thereof.

         8.12 Consolidated Stated Net Worth. Permit as at the end of any Test Period the sum of (A) the Consolidated Stated Net Worth plus (B) if a positive number, the Borrower's net income for the relevant Test Period (excluding any extraordinary items or non-recurring items) to be less than 90% of said sum determined as of the last day of the immediately preceding Test Period, tested no less frequently than quarterly and determined in each case on a Consolidated basis in accordance with GAAP, consistently applied.

         8.13 Consolidated Tangible to Stated Net Worth. Permit at any time, its Consolidated Tangible Net Worth to be any less than 25% of the Consolidated Stated Net Worth, tested no less frequently than quarterly and determined in accordance with GAAP, consistently applied.

         8.14 Consolidated Funded Debt to EBITDA Ratio. Permit at any time the Consolidated Funded Debt to EBITDA Ratio to exceed 3.25 to 1.00, tested no less frequently than quarterly for each Test Period and determined in each case in accordance with GAAP, consistently applied.

         8.15 Consolidated Fixed Charges Ratio. Permit at any time its Consolidated Fixed Charges Ratio to exceed 1.50 to 1.00, tested no less frequently than quarterly for each

                  Test Period and determined in each case in accordance with GAAP, consistently applied.

         8.16 Transactions with Affiliates. Except as expressly permitted by this Agreement, directly or indirectly: (i) make any Investment in an Affiliate; (ii) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate, (iii) merge into or consolidate with or purchase or acquire assets from an Affiliate; (iv) make any payments to any Affiliate or otherwise suffer to exist any transaction with any Affiliate or (v) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided, however, that (a) any Affiliate who is an individual may serve as an employee, director, consultant or independent contractor of the Borrower or any of its Subsidiaries and receive reasonable compensation for services rendered in such capacity and (b) any of the Borrower's Subsidiaries or the Borrower may enter into any transaction with another Subsidiary or the Borrower which is not otherwise prohibited by this Agreement or any of the other Credit Documents, provided that the terms of any transaction pursuant to which any Affiliate (other than Affiliates that are also Subsidiaries of the Borrower) owes money to the Borrower shall be at least arms length and the terms of any transaction pursuant to which the Borrower and/or any Subsidiary owes money to an Affiliate (other than Affiliates that are also Subsidiaries of the Borrower) shall not be more onerous than would obtain in an arms length transaction.

         8.17 Use of Proceeds. Use the proceeds of any Loan made hereunder for any purpose other than the purposes described in Section
                  6.03 hereof.

         8.18 Change Fiscal Year. As to the Borrower only, change its fiscal year to end on any date other than December 31.


                             IX. EVENTS OF DEFAULT.
                                 ------------------

         Each of the following shall constitute an event of default ("Event of Default") hereunder:

         9.01 Payment Default. The Borrower shall (i) fail to pay any principal of, or interest on, the Loans within 2 Business Days of the due date thereof or (ii) default in the payment any other amounts owing hereunder, under the Notes or under any other Credit Document and such default shall continue for a period of 2 Business Days after the Bank provides notice thereof to the Borrower;

         9.02 Negative Covenant Breach. The Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in Article VIII hereof;

         9.03 Other Covenant Breaches. The Borrower, or any Subsidiary of the Borrower, shall default in the due performance or observance of any term, covenant or agreement (other than those referred to in Sections 9.01 and 9.02 above) contained in this Agreement, the Notes or any other Credit Document, and such default shall continue unremedied for a period of at least 10 days after the earlier to occur of (i) the date the Borrower obtains actual knowledge of such default or (ii) the date notice of such default is given to the Borrower by the Bank;

         9.04 Default Under Agreements for Borrowed Money. (i) The Borrower or any Subsidiary of the Borrower shall default in any payment with respect to any Indebtedness in excess of $750,000 (individually or in the aggregate as to the Borrower and its Subsidiaries) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice or lapse of time is required), any such Indebtedness to become due prior to its stated maturity, or
                  (ii) any such Indebtedness shall be declared to be due and payable, or required to be prepaid as a mandatory prepayment, prior to the stated maturity thereof; provided, however, that there shall not exist an Event of Default under this Section
                  9.04 if immediately upon obtaining knowledge of any potential Event of Default under this Section 9.04, the Borrower provides the Bank written notice of the facts and circumstances pertaining thereto and the manner in which the Borrower intends to contest, remedy or otherwise resolve the same and the Bank consents to such contest, remedial action or other form of resolution, which consent shall not be unreasonably withheld; provided, further that the consent of the Bank may be limited in duration to any reasonable time period under the circumstances;

         9.05 Default Under Other Material Contracts. The Borrower or any Subsidiary of the Borrower shall default in the due performance or observance of any material term, covenant or agreement contained in any contract, agreement, understanding or arrangement, beyond the period of grace, if any, provided in the relevant contract, and such default shall result, or is reasonably expected to result, in a Material Adverse Effect; provided, however that there shall not exist an Event of Default under this Section 9.05 if immediately upon obtaining knowledge of any potential Event of Default under this Section 9.05, the Borrower provides the Bank written notice of the facts and circumstances pertaining thereto and the manner in which the Borrower intends to contest, remedy or otherwise resolve the same and the Bank consents to such contest, remedial action or other form of resolution, which consent shall not be unreasonably withheld; provided, further that the consent of the Bank may be limited in duration to any reasonable time period under the circumstances;

         9.06 Voluntary Bankruptcy. The Borrower or any Subsidiary of the Borrower commences any bankruptcy, reorganization, debt arrangement, or other case or proceeding under the United States Bankruptcy Code or under any similar foreign, federal, state, or local statute, or any dissolution or liquidation proceeding, or makes a general assignment for the benefit of creditors, or takes any action for the purpose of effecting any of the foregoing;

         9.07 Involuntary Bankruptcy. Any bankruptcy, reorganization, debt arrangement, or other case or proceeding under the United States Bankruptcy Code or under similar foreign, federal, state or local statute, or any dissolution or liquidation proceeding, is involuntarily commenced against or in respect of the Borrower or any of its Subsidiaries and such case or proceeding is not dismissed or stayed within 30 days of such commencement;

         9.08 Appointment of Receiver. The appointment, or the filing of a petition seeking the appointment of a custodian, receiver, trustee, or liquidator for any Borrower or any of their respective property, or the taking of possession of any part of the property of the Borrower or of any of its Subsidiaries, at the instance of any Governmental Authority;

         9.09 Insolvency. The Borrower or any of its Subsidiaries becomes insolvent (however defined), is generally not paying its debts as they become due, or has suspended transaction of its usual business (except any suspension incidental to any corporate transaction permitted pursuant to Section 8.03(A) hereof); provided however that, with respect to any Subsidiary of the Borrower, the foregoing shall not be an Event of Default unless it shall result, or is reasonably expected to result, in a Material Adverse Effect;

         9.10 Reorganization. The dissolution, merger, consolidation, or reorganization of the Borrower or any Subsidiary of the Borrower; provide however that, with respect to any Subsidiary of the Borrower, the foregoing shall not be an Event of Default unless it shall result, or is reasonably expected to result, in a Material Adverse Effect;

         9.11 Material Misstatement. Any statement, representation or warranty made in or pursuant to this Agreement or any other Credit Document shall prove to be untrue or misleading in any material respect;

         9.12 Entry of Judgment. The entry or issuance of judgments, orders, decrees or fines against the Borrower or any Subsidiary of the Borrower which, in the aggregate, involve liabilities in excess of the sum of $250,000 (the discharge of which is not the obligation of any insurance company) and any such judgments or orders involving liabilities in excess of said sum shall have continued unbonded or unsatisfied and without stay of execution or agreement between the parties thereon for a period of 30 days after the entry or issuance of such judgment; or

         9.13 Change of Control. The failure of any 2 of either Joel Cartun, Leslie M. Abcug or Gary J. Marcello, to continue to function as executive officers of the Borrower or its Subsidiaries in substantially the same manner and with substantially the same responsibilities with respect to the day-to-day operations of the Borrower and its Subsidiaries as exists as of the Closing Date.

                                  X. REMEDIES.
                                     ---------

        10.01 Acceleration of Obligations; Other Remedies. Upon and following the occurrence of an Event of Default described in
                  Article IX hereof (other than the Events of

                  Default described in Sections 9.06, 9.07, and 9.08 hereof), at the Bank's sole option, the Bank's commitment, if any, to make any further advance or Loans hereunder shall terminate and all Obligations shall immediately become due and payable in full, all without protest, presentment, demand or further notice of any kind to the Borrower, all of which are expressly waived. Upon the occurrence of the Event of Default described in Sections 9.06, 9.07, and 9.08 hereof, immediately and automatically, the Bank's commitment, if any, to make any further advances or Loans hereunder shall terminate and all Obligations shall immediately become due and payable in full, all without protest, presentment, demand or further notice of any kind to the Borrower, all of which are expressly waived. Upon and following an Event of Default, the Bank may, at its option, exercise any and all rights and remedies it has under this Agreement, any other Credit Document and/or applicable law, including, without limitation, the right to charge and collect interest on the principal portion of the Obligations at a rate equal to the lesser of: (i) the highest rate of interest set forth in the Credit Documents, or (ii) the highest rate of interest allowed by law, such rate of interest to apply to the Obligations, at the Bank's option, upon and after an Event of Default so long as of it shall continue, maturity, whether by acceleration or otherwise, and the entry of a judgment in favor of the Bank with respect to any or all of the Obligations. Upon and following an Event of Default, the Bank may proceed to protect and enforce the Bank's rights under any Credit Document and/or under applicable law by action at law, in equity or other appropriate proceeding including, without limitation, an action for specific performance to enforce or aid in the enforcement of any provision contained herein or in any other Credit Document.

        10.02 Right of Set-off. If any of the Obligations shall be due and payable or any one or more Events of Default shall have occurred and be continuing, whether or not the Bank shall have made demand under any Credit Document and regardless of the adequacy of any collateral for the Obligations or other means of obtaining repayment of the Obligations, the Bank shall have the right, without notice to any Borrower, and is specifically authorized hereby to set-off against and apply to the then unpaid balance of the Obligations any items or funds of any Borrower held by the Bank, any and all deposits (whether general or special, time or demand, matured or unmatured) or any other property of the Borrower, including, without limitation, securities and/or certificates of deposit, now or hereafter maintained by the Borrower for its or their own account with the Bank, and any other indebtedness at any time held or owing by the Bank to or for the credit or the account of any Borrower, even if effecting such set-off results in a loss or reduction of interest or the imposition of a penalty applicable to the early withdrawal of time deposits. For such purpose, the Bank shall have, and the Borrower hereby grants to the Bank, a lien on and security interest in such deposits, property, funds and accounts and the proceeds thereof.

        10.03 Remedies Cumulative; No Waiver or Impairment. The rights, powers and remedies of the Bank provided in this Agreement and any of the Credit Documents are cumulative and not exclusive of any right, power or remedy provided by law or equity. No failure or delay on the part of the Bank in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.

                               XI. MISCELLANEOUS.
                                   --------------

        11.01 Notices. Notices and communications under this Agreement and the other Credit Documents shall be in writing and shall be given by either (i) hand-delivery, (ii) certified mail (return receipt requested, postage prepaid), (iii) reliable overnight commercial courier (charges prepaid), or (iv) telecopy, to the addresses and telecopy numbers listed in this Agreement. Notice given by telecopy shall be deemed to have been given and received when sent. Notice by overnight courier shall be deemed to have been given and received on the date scheduled for delivery. Notice by certified mail shall be deemed to have been given and received on the dates indicated on the receipt returned to the sender thereof. A party may change its address and/or telecopier number by giving written notice to the other party as specified herein.

        11.02 Costs and Expenses. Whether or not the transactions contemplated by the Credit Documents are fully consummated, the Borrower shall promptly pay (or reimburse, as the Bank may elect) all reasonable costs and expenses which the Bank has incurred or may hereafter incur in connection with the negotiation, preparation, reproduction, interpretation, perfection, monitoring, administration and enforcement of the Credit Documents, the collection of all amounts due under the

                  Credit Documents, and all amendments, modifications, consents or waivers, if any, to the Credit Documents. Such costs and expenses shall include, without limitation, the reasonable fees and disbursements of counsel to the Bank, searches of public records, costs of filing and recording documents with public offices, internal and/or external audit and/or examination fees and costs (but only to the extent that the Borrower shall be responsible for such audit and examination fees and expenses pursuant to Section 7.08 hereof), stamp, excise and other taxes and costs and expenses incurred by the Bank, and the fees of the Bank's accountants, consultants or other professionals; provided, that it is hereby acknowledged and agreed that the Borrower shall not be responsible and the Bank may not seek payment or reimbursement from the Borrower for the legal fees (exclusive of reasonable disbursements) of the Bank's outside counsel in excess of $15,000 for professional services rendered in connection with the negotiations and preparation of the Credit Documents executed and delivered on the Closing Date and the consummation of the transactions therein contemplated. The Borrower's reimbursement obligations under this paragraph shall survive any termination of the Credit Documents.

        11.03 Payment Due on a Day Other Than a Business Day. If any payment due or action to be taken under this Agreement or any Credit Document falls due or is required to be taken on a day that is not a Business Day, such payment or action shall be made or taken on the next succeeding Business Day and such extended time shall be included in the computation of interest.

        11.04 Governing Law. This Agreement shall be construed in accordance with and governed by the substantive laws of the State of New Jersey without reference to conflict of laws principles.

        11.05 Integration. This Agreement and the other Credit Documents constitute the sole agreement of the parties with respect to the subject matter hereof and thereof and supersede all oral negotiations and prior writings with respect to the subject matter hereof and thereof.

        11.06 Amendment; Waiver. No amendment of this Agreement, and no waiver of any one or more of the provisions hereof shall be effective unless set forth in writing and signed by the parties hereto.

        11.07 Successors and Assigns. This Agreement (i) shall be binding upon the Borrower and the Bank and their respective successors and permitted assigns, and (ii) shall inure to the benefit of the Borrower and the Bank and their respective successors and permitted assigns; provided, however, that the Borrower may not assign its rights hereunder or any interest herein without the prior written consent of the Bank, and any such assignment or attempted assignment by the Borrower shall be void and of no effect with respect to the Bank.

        11.08 Sale, Assignment or Participations. The Bank may from time to time sell or assign, in whole or in part, or grant participations in some or all of the Credit Documents and/or the obligations evidenced thereby. The holder of any such sale, assignment or participation, if the applicable agreement between the Bank and such holder so provides, (i) shall be entitled to all of the rights, obligations and benefits of the Bank and (ii) shall be deemed to hold and may exercise the rights of set-off or banker's lien with respect to any and all obligations of such holder to the Borrower, in each case as fully as though the Borrower were directly indebted to such holder. The Bank may, in its discretion, give notice to the Borrower of such sale, assignment or participation; however, the failure to give such notice shall not affect any of the Bank's or such holder's rights hereunder. The Borrower authorizes the Bank to provide information concerning the Borrower to any prospective purchaser, assignee or participant, subject to such other party's agreement to the provisions of Section 11.15 hereof. The information provided may include, but is not limited to, amounts, terms, balances, payment history, return item history and any financial or other information about the Borrower. The Borrower agrees to indemnify, defend, and hold the Bank harmless at the Borrower's cost and expense, from and against any and all lawsuits, claims, actions, proceedings, or suits against the Bank or against the Borrower and the Bank, arising out of or relating to the disclosure by the Bank of such information to any prospective purchaser, assignee or participant to the extent that such information does not comport with the requirements set forth in Section 6.17 hereof as of the date such information was furnished to the Bank by, or on behalf of, the Borrower.

        11.09 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder. In lieu of any illegal or unenforceable provision in this Agreement, there shall be added automatically as a part of this Agreement a legal and enforceable provision as similar in terms to such illegal or unenforceable provision as may be possible.

        11.10 Consent to Jurisdiction and Service of Process. The Borrower irrevocably appoints each and every corporate officer of the Borrower as its attorneys upon whom may be served, by regular or certified mail at the address set forth in this Agreement, any notice, process or pleading in any action or proceeding against it arising out of or in connection with this Agreement or any of the other Credit Documents. The Borrower hereby consents that any action or proceeding against it may be commenced and maintained in any court within the State of New Jersey or in the United States District Court for the District of New Jersey by service of process on any such officer. The Borrower further agrees that such courts of the State of New Jersey and the United States District Court for the District of New Jersey shall have jurisdiction with respect to the subject matter hereof and the person of the Borrower and all collateral for the Obligations. Notwithstanding the foregoing, the Borrower agrees that any action brought by the Borrower shall be commenced and maintained only in a court in the federal judicial district or county in which the Bank has its principal place of business in New Jersey.

        11.11     Indemnification.

                  (a) The Borrower agrees to indemnify and hold harmless the Bank and its officers, directors, employees, agents and advisors (each, an "Indemnified Party") from the against any and all claims, damages, losses, liabilities and reasonable expenses (including, without limitation, reasonable fees and expenses of counsel; provided, that, in the case of fees and expenses of counsel for the Indemnified Parties, the Borrower shall be obligated to pay only the fees and expenses of a single counsel in any one jurisdiction) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of any investigation, litigation or proceeding arising out of, related to or in connection with (i) the actual proposed use of the proceeds or the Loan or Letter of Credit, the Credit Documents or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition by the Borrower or any of its Subsidiaries in each case whether or not such investigation, litigation or proceeding is brought by any Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

                  (b) If, after receipt of any payment of all or any part of the Obligations, the Bank is compelled or (after notice to the Borrower) agrees, for settlement purposes, to surrender such payment to any person or entity for any reason (including, without limitation, a determination that such payment is void or voidable as a preference or fraudulent conveyance, an impermissible set-off, or a diversion of trust funds), then this Agreement and the other Credit Documents shall continue in full force and effect, and the Borrower shall be liable for, and shall indemnify, defend and hold harmless the Bank with respect to the full amount so surrendered.

                  (c) Without limiting the applicability of the clause (a) of this Section 11.11, the Borrower shall indemnify, defend and hold harmless the Bank with respect to any and all claims, expenses, demands, losses, costs, fines or liabilities of any kind (including, without limitation, those involving death, personal injury or property damage and including reasonable attorneys fees and costs) arising from or in any way related to any hazardous materials or a dangerous environmental condition within, on, from, related to or affecting any real property owned or occupied by the Borrower including, without limitation, any and all claims that may arise as a result of an intentional or unintentional act or omission of any Borrower, any previous owner and/or operator of real property owned or occupied by the Borrower that resulted in the discharge of hazardous substances or wastes into the atmosphere or waters or onto the lands.

                  (d) The provisions of this Section 11.11 shall survive the termination of this Agreement and the other Credit Documents and shall be and remain effective notwithstanding the payment of the Obligations, the release of any security interest, lien or encumbrance securing the Obligations or any other action which the Bank may have taken in reliance upon its receipt of such payment. Any action by the Bank shall be deemed to have been conditioned upon any payment of the Obligations having become final and irrevocable.

        11.12 Inconsistencies. The Credit Documents are intended to be consistent. However, in the event of any inconsistencies among any of the Credit Documents, such inconsistency shall not affect the validity or enforceability of each Credit Document. The Borrower agrees that in the event of any inconsistency or ambiguity in any of the Credit Documents, the Credit Documents shall not be construed against any one party but shall be interpreted consistent with the Bank's policies and procedures.

        11.13 Headings. The headings of articles, Sections and paragraphs have been included herein for convenience only and shall not be considered in interpreting this Agreement.

        11.14 Schedules. All Schedules, Annexes and/or an Exhibits attached hereto are incorporated herein.

        11.15 Confidentiality. The Bank shall not disclose any Confidential Information to any Person without the prior consent of the Borrower, other than (i) to its officers, directors, employees, agents and advisors and to actual or prospective purchaser, assignee, or participant of or in the Loans and participants, and then only on a confidential basis, (ii) as required by any law, rule or regulation or judicial process and (iii) as requested or required by any Governmental Authority or examiner regarding banks or banking.

        11.16     Judicial Proceeding; Waivers.

                  (a) EACH PARTY TO THIS AGREEMENT AGREES THAT ANY SUIT, ACTION OR PROCEEDING, WHETHER CLAIM OR COUNTER-CLAIM, BROUGHT OR INSTITUTED BY ANY PARTY HERETO OR ANY SUCCESSOR OR ASSIGN OF ANY PARTY, ON OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS OR THE DEALINGS OF THE PARTIES WITH RESPECT HERETO, OR THERETO, SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY.

                  (b) EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. FURTHER, EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY SPECIAL, EXEMPLARY,

                  PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.

                  (c) THE BORROWER ACKNOWLEDGES AND AGREES THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND THAT THE BANK WOULD NOT EXTEND CREDIT TO ANY BORROWER IF THE WAIVERS SET FORTH IN THIS SECTION WERE NOT A PART OF THIS AGREEMENT.

        11.17 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties by their duly authorized representatives have executed this Agreement as of the day and year first above written.

WITNESS/ATTEST:                            VESTCOM INTERNATIONAL, INC.


By: /s/ S                                  By: /s/ S
   --------------------------------           ----------------------------------
   Name:                                      Name:
   Title:                                     Title:

                                           Address: 1100 Valley Brook Avenue
                                                    Lyndhurst, New Jersey 07071
                                                    Attention:_________________

                                           Telecopier:_____________________


                                           SUMMIT BANK


                                           By: /s/ S
                                              ----------------------------------
                                              Name:
                                              Title:

                                           Address: 250 Moore Street
                                                    Hackensack, New Jersey 07601
                                                    Attention:  Michael Bernal
                                                                Vice President

                                           Telecopier: (201) 488-6185

                              AMENDMENT NUMBER ONE
                                       TO
                EQUIPMENT FACILITY AND REVOLVING CREDIT AGREEMENT


         This AMENDMENT NUMBER ONE (the "Amendment") amends the Equipment Facility and Revolving Credit Agreement by and between Summit Bank (the "Bank") and Vestcom International, Inc. ("Vestcom") dated as of August 13, 1997 (the "Credit Facility"), and is entered into as of the 28th day of July, 1998.

         WHEREAS, both the Bank and Vestcom desire to amend and modify the Credit Facility to delete a covenant which is no longer required.

         NOW THEREFORE, for good and valuable consideration, the parties hereto hereby agree as follows:

         1. Section 9.13, Change in Control, of the Credit Facility is hereby amended to be deleted in its entirety and the following is to be inserted in lieu thereof: "intentionally left blank".

         2. All other terms and conditions of the Credit Facility shall remain unchanged and in full force and affect.

         IN WITNESS WHEREOF, the parties hereto by their duly authorized representatives have executed this Amendment Number One to the Credit Facility as of the date first written above.


                                      VESTCOM INTERNATIONAL, INC.



                                      By:  /s/Harvey Goldman
                                           -----------------------------------
                                           Harvey Goldman
                                           Executive Vice President
                                           and Chief Financial Officer


                                      SUMMIT BANK


                                      By:  /s/Michael Bernal
                                           -----------------------------------
                                           Name:
                                           Title:

                         WAIVER AND AMENDMENT NUMBER TWO
                                     TO THE
                EQUIPMENT FACILITY AND REVOLVING CREDIT AGREEMENT


         This WAIVER AND AMENDMENT NUMBER TWO (the "Amendment") amends the Equipment Facility and Revolving Credit Agreement by and between Summit Bank (the "Bank") and Vestcom International, Inc. ("Vestcom") dated as of August 13, 1997 (the "Credit Facility"), and is a waiver of a certain covenant thereof and is entered into as of the 16th day of February, 1999.

         WHEREAS, both the Bank and Vestcom desire to amend and modify the Credit Facility to amend a certain covenant; and

         WHEREAS, in addition to modifying a certain covenant, the Bank has waived the applicability of such covenant for calendar year 1998 and the parties desire to document such waiver.

         NOW THEREFORE, for good and valuable consideration, the parties hereto hereby agree as follows:

         1. Pursuant to Article XI, Section 11.06 of the Credit Facility, the Bank hereby waives Vestcom's compliance with Article VIII, Section 8.13, Consolidated Tangible to Stated Net Worth, for the entire calendar year 1998.

         2. In addition, pursuant to Article XI, Section 11.06 of the Credit Facility, the current language of Article VIII, Section 8.13, Consolidated Tangible to Stated Net Worth, is hereby deleted in its entirety, and shall be replaced with the following in lieu thereof:

              8.13 Consolidated Tangible to Stated Net Worth. Permit at any time, its Consolidated Tangible Net Worth to be any less than 10% of the Consolidated Stated Net Worth, tested no less frequently than quarterly and determined in accordance with GAAP, consistently applied.

         3. The amendment to Section 8.13 pursuant to paragraph two above shall be effective as of January 1, 1999.

         4. All other terms and conditions of the Credit Facility shall remain unchanged and in full force and affect.

         IN WITNESS WHEREOF, the parties hereto by their duly authorized representatives have executed this Waiver and Amendment Number Two to the Credit Facility as of the date first written above.


                                          VESTCOM INTERNATIONAL, INC.



                                          By:  /s/Harvey Goldman
                                               -------------------------------
                                               Harvey Goldman
                                               Executive Vice President
                                               and Chief Financial Officer


                                         SUMMIT BANK



                                         By:   /s/Michael Bernal
                                               -------------------------------
                                               Name:
                                               Title:

                                   MEMORANDUM
                        REGARDING EQUIPMENT FACILITY AND
                           REVOLVING CREDIT AGREEMENT
                                 BY AND BETWEEN
                                   SUMMIT BANK
                                       AND
               VESTCOM INTERNATIONAL, INC. (the "Credit Facility")

                           Dated as of August 13, 1997


         This MEMORANDUM, dated as of March 29, 1999, is intended to memorialize the parties understanding of an error in the Credit Facility, and to correct such error. Both parties agree that Section 8.15 Consolidated Fixed Charges Ratio is incorrect as currently written, and should be modified to read, in its entirety, as follows:

         "Section 8.15 Consolidated Fixed Charges Ratio. Permit at any time its Consolidated Fixed Charges Ratio to be less than 1.50 to 1.00, tested no less frequently than quarterly for each Test Period and determined in each case in accordance with GAAP, consistently applied."

                  In addition, the parties hereby agree, Section 8.15 should have been written as shown above from the effective date of the Credit Facility.

         In WITNESS WHEREOF, the parties, by their duly authorized representatives, have executed this Memorandum as of the day and year first above written.


                                                     Vestcom International, Inc.


                                                          By:/s/ Brendan Keating
                                                             -------------------
                                                             Name:
                                                             Title:

                                                           Summit Bank


                                                           By:/s/ Michael Bernal
                                                              ------------------
                                                              Name:
                                                              Title:


                                                           By:/s/ James Noonan
                                                              ------------------
                                                              Name:
                                                              Title: